UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEJON

SINCE 1843

TEJON RANCH CO.

2020 PROXY STATEMENT

4436 Lebec Rd.

Post Office Box 1000

Tejon Ranch, California 93243

March 31, 2020

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Tejon Ranch Co. (the “Company”) on Wednesday, May 20, 2020, at 9:00 A.M., Pacific Time, at the Hyatt Regency Newport Beach, 1107 Jamboree Road, Newport Beach, California 92660. Your Board of Directors and management look forward to greeting those shareholders who are able to attend. If you are planning to attend the meeting in person, you will need to present proof that you own shares of the Company, such as government-issued photo identification and a proxy card or voting instruction form with your name on it.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

It is important that your shares be represented and voted at the Annual Meeting, whether or not you plan to attend. Please vote on the enclosed proxy or voting instruction form at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Gregory S. Bielli,
President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on

May 20, 2020

The Annual Meeting of Shareholders of Tejon Ranch Co. (the “Company”, “Tejon”, “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held at the Hyatt Regency Newport Beach, 1107 Jamboree Road, Newport Beach, California, 92660 on Wednesday, May 20, 2020, at 9:00 A.M., Pacific Time, for the following purposes:

1.	To elect the three directors named in this Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

3.	To approve named executive officer compensation on an advisory basis.

4.	To approve the following amendments to the Company’s Certificate of Incorporation:

a.	To declassify the Board of Directors and provide for the annual election of all directors, beginning at the 2023 Annual Meeting;

b.	To remove the provisions on the submission of nominations and other business at shareholder meetings, which would be governed exclusively by the Company’s Bylaws; and

c.	To make various non-substantive changes to the Certificate of Incorporation.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The nominees of the Board of Directors of the Company (the “Board”) for election at the meeting are Gregory S. Bielli, Anthony L. Leggio and Norman J. Metcalfe.

The Board recommends that you vote: (i) “FOR” the election of each of the nominees; (ii) “FOR” the ratification of the appointment of Deloitte & Touche LLP; and (iii) “FOR” the approval of named executive officer compensation; and (iv) “FOR” each of the amendments to the Company’s Certificate of Incorporation.

The Board has fixed the close of business on March 25, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

Your attention is directed to the accompanying Proxy Statement. To ensure that your shares are represented at the Annual Meeting, please date, sign, and mail the enclosed proxy card, for which a return envelope is provided, or vote your proxy by telephone or the Internet, the instructions for which are provided on the enclosed proxy card.

Please note that if your shares are held by a broker, bank, or other holder of record, your broker, bank, or other holder of record will NOT be able to vote your shares with respect to Proposal 1 or Proposal 3 or Proposals 4(a), (b) or (c) unless you provide them with directions on how to vote. We strongly encourage you to return the voting instruction form provided by your broker, bank, or other holder of record or to utilize your broker’s telephone or Internet voting, if available, and exercise your right to vote as a shareholder.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Operating Officer, Assistant Secretary

Tejon Ranch, California

April 6, 2020

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET.

PLEASE VOTE YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

2020	Notice of Annual Meeting of Shareholders and Proxy Statement

TEJON RANCH CO.

Post Office Box 1000

Tejon Ranch, California 93243

PROXY STATEMENT

Annual Meeting of Shareholders

May 20, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

To Be Held on May 20, 2020

The Proxy Statement and accompanying Annual Report to Shareholders and Annual Report on Form 10-K are available at www.tejonranch.com or at http://materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders to be held on May 20, 2020 (the “2020 Annual Meeting”).

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to shareholders will begin on or about April  6, 2020.

SOLICITATION OF PROXIES

At the meeting, the shareholders of the Company will be asked to vote on the following matters: (1) the election of the three directors named in this Proxy Statement, (2) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020, (3) an advisory vote to approve named executive officer compensation, (4) amendments to the Company’s Certificate of Incorporation, and (5) such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the 2020 Annual Meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The costs for this proxy solicitation will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person: such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange (“NYSE”).

RECORD DATE AND VOTING

General Information

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”), of record at the close of business on March 25, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 26,212,329 shares of Common Stock outstanding on the Record Date. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the 2020 Annual Meeting other than the election of directors. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A shareholder of record giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Company’s Secretary a written notice of revocation or by submitting a later-dated proxy via the Internet, by telephone, or by mail. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy, and on matters for which no voting instructions are given, shares will be voted “FOR” the election of each nominee and “FOR” Proposals 2 and 3. If you hold shares in a stock brokerage account or by a bank or other holder of record, you must follow the instructions of your broker, bank, or other holder of record to change or revoke your voting instructions.

Broker Non-Votes

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank, or other holder of record how to vote your shares. If you do not provide instructions, your broker, bank, or other holder of record will not have the discretion to vote with respect to certain matters, and your shares will constitute “broker non-votes” with respect to those matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Specifically, your broker, bank, or other holder of record will not have the discretion to vote with respect to Proposal 1 or Proposal 3 or Proposals 4(a), (b) or (c), but will have discretion to vote on Proposal 2. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive and vote your shares.

Quorum

The holders of record of a majority of the Common Stock entitled to vote at the 2020 Annual Meeting must be present at the 2020 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the 2020 Annual Meeting. Shares of Common Stock with respect to which the holders are present in person at the 2020 Annual Meeting, but not voting, and shares of Common Stock for which we have received proxies, but with respect to which the holders of the shares have abstained from voting, will be counted as present at the 2020 Annual Meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists. Shareholders cannot abstain in the election of directors, but they can withhold authority. Shareholders who withhold authority will be considered present for purposes of determining a quorum.

Voting Requirements

For Proposal 1 (election of directors), the three (3) candidates receiving the highest number of affirmative votes at the 2020 Annual Meeting (also referred to as a plurality) will be elected as directors. Shareholders will be able to cumulate their vote in the election of directors. Cumulative voting means that each shareholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. To exercise the right to cumulate votes, a shareholder must provide written instructions on the proxy card stating how the shareholder wishes to have his or her votes distributed. Withheld votes and broker non-votes will not be counted as participating in the voting and will therefore have no effect for purposes of Proposal 1.

Approval of Proposal 2 (the ratification of Deloitte & Touche LLP as our independent registered public accounting firm) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2020 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 2.

Approval of Proposal 3 (the advisory vote to approve named executive officer compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2020 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 3. Broker non-votes will not be counted as participating in the voting and will therefore have no effect for purposes of Proposal 3.

Approval of the amendments to the Certificate of Incorporation, which are being presented separately as Proposals 4(a), 4(b) and 4(c), will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes represent outstanding shares and will thus have the effect of a vote against each of Proposals 4(a), 4(b) and 4(c). Proposal 4(c) is conditioned on the approval of both Proposal 4(a) and Proposal 4(b). Therefore, unless shareholders approve both Proposal 4(a) and Proposal 4(b), Proposal 4(c) will fail, even if it receives enough affirmative votes to pass independently. Proposal 4(a) and Proposal 4(b) are not conditioned on the approval of each other. Accordingly, each of Proposal 4(a) and Proposal 4(b) will pass if it independently receives enough affirmative votes.

Pursuant to Delaware corporate law, the actions contemplated to be taken at the 2020 Annual Meeting do not create appraisal or dissenters’ rights.

Proxy Summary

2019 Performance Highlights

In determining the 2019 compensation for our named executive officers (“NEOs”), the Compensation Committee of the Board (the “Compensation Committee”) considered each NEO’s contributions to the Company’s strategy related to revenue generation, cash management, continued expansion of the Tejon Ranch Commerce Center (“TRCC”) and continued movement of our residential development projects through the entitlement and litigation process within California. The Compensation Committee considered these items with a particular emphasis on the following areas:

Our Mission and Objectives

We are a diversified real estate development and agribusiness company committed to responsibly using our land and resources to meet the housing, employment, and lifestyle needs of Californians and create value for our shareholders. Currently operations consist of land planning and entitlement, land development, commercial land sales and leasing, leasing of land for mineral royalties, water asset management and sales, grazing leases, farming, and ranch operations.

Our primary business objective is to maximize long-term shareholder value through the monetization of our land-based assets. A key element of our strategy is to entitle and then develop large-scale mixed-use master planned residential and commercial/industrial real estate projects to serve the growing populations of Southern and Central California. Our mixed-use master planned residential developments have received governmental jurisdictional approvals to collectively include up to 34,783 housing units, and more than 35 million square feet of commercial space.

Executing on our Strategy—2019 Company Highlights

•  On April 30, 2019, the Company received final approval of its Centennial mixed-use residential community upon completion of the finding of facts and the adoption of other resolutions by the Los Angeles County Board of Supervisors. This also includes a Development Agreement between Los Angeles County and Centennial, which provides the Company with vested rights to build the project as approved for 30 years. With this approval, Centennial at Tejon Ranch achieved local legislative approval for the building of 19,333 residential units and more than 10.1 million square feet of commercial space.

• In the fourth quarter of 2019, the Company’s TRC-MRC 3 joint venture, a partnership with Majestic Realty Co. for the development, construction, leasing and management of a 579,040 square foot industrial building on the Company’s property at TRCC-East, completed construction of the building and will deliver space to a tenant that has entered into a lease agreement occupying 67% of the total rentable space.

•  The Company also completed the shell and core of a new 4,900 square foot multi-tenant retail building at TRCC-East in the fourth quarter of 2019 to further expand its footprint at TRCC. In December 2019, the Company contributed this multi-tenant building and underlying land to our joint venture with TravelCenters of America, and received cash distribution from the joint venture for $2,805,000 as our contribution value.

•  On December 10, 2019, the Kern County Board of Supervisors reviewed the supplemental re-circulated EIR prepared in response to a court ruling and unanimously reapproved the development of Grapevine, along with a Development Agreement.

2019 Operational and Financial Results

•  For 2019, net income attributable to common shareholders was $10,580,000, representing net income per share diluted of $0.40, compared with net income attributable to common shareholders of $4,255,000, or $0.16, for fiscal 2018.

•  Revenues and other income, including equity in earnings of unconsolidated joint ventures, were $67,337,000 in fiscal 2019, an increase of $16,540,000, or 30%, compared with $50,797,000 in 2018. We also saw a $12,741,000 increase in earnings of unconsolidated joint ventures, which was primarily attributable to an $8,730,000 increase generated by Five West Parcel, LLC from the gain recognized on disposition of its building and land, along with a $3,007,000 increase in our share of earnings from our TA/Petro joint venture driven by improved fuel margins. Commercial/industrial segment revenues increased $7,822,000, or 87.2%, from $8,970,000 in 2018 to $16,792,000. The increase was primarily attributable to improved land sale revenues of $6,621,000 recognized from two land and building contributions to the Company’s unconsolidated joint ventures during 2019. These improvements were offset by reduced mineral resources revenues of $4,604,000 resulting from a lack of water sales opportunities as a result of the wet 2019 winter rain season. Please refer to our 2019 Annual Report on Form 10-K for additional details regarding our 2019 operations. See the following chart for a summary of revenues:

	2019	2018
Total operating revenues	$49,523,000	$45,619,000
Investment income	1,239,000	1,344,000
Equity in earnings of unconsolidated joint ventures, net	16,575,000	3,834,000

Total Revenue and Other Income	$67,337,000	$50,797,000

Forward Looking Statement

This document contains “forward-looking statements”—that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performance and are subject to assumptions and involve known risks, uncertainties, and other important factors that could cause the actual results, performance, or achievement of the Company, or industry results, to differ materially from any future results, performance, or achievement imposed by such forward-looking statements.

For details on the risks and uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the “Forward-Looking Statements” and “Risk Factors” sections in our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements. This document also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

2019 Compensation Summary

Our 2019 compensation program reflects our pay-for-performance philosophy. The short-term incentives paid to all our executives were above target, ranging from 113% -119% of target. Adjusted EBITDA and total revenue and other income, the metrics used for purposes of our short-term incentives, improved significantly from the previous year due to the improvements in revenue as described above.

For the 2017-2019 three-year milestone grants, the goal for cumulative cash from operations was $28,251,000, and goal achievement was 175.62% of the target objective, with actual cash from operations of $49,615,000 over the three-year measurement period. These grants vested at maximum achievement level and were delivered in March 2020 after approval by the Compensation Committee.

•

2017-2019 realized pay for our CEO was 3% above pay as disclosed in the Summary Compensation Tables for such years primarily due to a 2016 supplemental performance grant vesting at the end of 2019. This supplemental performance grant is not included in the 2017-2019 summary compensation table pay. Excluding the 2016 supplemental performance grant vesting, the 2017-2019 realized pay would be 15% below the comparable 2017-2019 summary compensation table pay. This difference reflects the decrease in stock value realized over the period and the design of our compensation programs that emphasize long-term awards.

Shareholder Engagement

Shareholder engagement is an important and valuable means for direct input and feedback from our investors, and our directors and management recognize the benefits that come from this dialogue. We engage with shareholders throughout the year in order to:

•	Provide visibility and transparency into our business, key real estate entitlement milestones, and our performance;

•	Discuss with shareholders and prospective shareholders the issues that are important to them and hear their expectations; and

•	Assess emerging issues that may affect our business, inform our decision making, and help shape our practices.

We create many opportunities for shareholders and prospective shareholders to provide feedback to our Board and management by setting up one-on-one meetings and telephone calls. In 2019, we met with investors representing over 40% of shares outstanding. The primary feedback that we received related to our business plans and compensation programs is summarized below. The input was similar to the feedback last year given our continued push forward toward the development of our land assets. As part of our process to respond to shareholder feedback and evaluate adjustments to our compensation programs, the Compensation Committee hired Semler Brossy Consulting Group LLC, or Semler Brossy, as our new compensation consultant in late 2018. During 2019, Semler Brossy worked with the Compensation Committee to evaluate the Company’s compensation programs. The outcome of this evaluation was a realignment of long-term milestone performance grants beginning in 2020 to include grants that are tied to growth in our stock price.

What We Heard	How We Responded
Shareholders want a better understanding of our business model as related to our real estate segments, and in particular, the process of entitlement	Management evaluated past disclosures and, for the 2019 Annual Report on Form 10-K and in this report, continued to expand our disclosures related to our land entitlement and development programs
Shareholders favor the addition of total stock return measurements into performance-based equity programs

The Compensation Committee, with advice from our new compensation consultant, developed a new stock grant program that includes total stock return as a component of each NEO’s performance-based equity grants beginning in 2020

Shareholders had concerns about annual cash incentive plan financial metrics being compared to budget rather than prior year financial metrics	Enhancement of disclosures to better illustrate the strategic alignment of the budget, which is tied to the current commodity-price environment

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of eight directors divided into three classes based upon when their terms expire. The terms of three current directors (Class I) will expire at the 2021 Annual Meeting; the terms of two current directors (Class II) will expire at the 2022 Annual Meeting; and the terms of three current directors (Class III) will expire at the 2020 Annual Meeting. The regular term of each director expires at the third annual meeting following the annual meeting at which that director was elected, so that each director serves a three-year term, and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal, unless the authorized number of directors is decreased.

The nominees of the Board for election at the 2020 Annual Meeting to serve as Class III Directors are Gregory S. Bielli, Anthony L. Leggio and Norman J. Metcalfe, and all three are presently directors whose terms began at the 2017 Annual Meeting.

Shareholder nominations of persons for election to the Board must be made pursuant to timely written notice to the Secretary of the Company pursuant to, and contain the information required by, the Company’s Certificate of Incorporation and Bylaws. See “Shareholder Proposals for 2021 Annual Meeting” for additional information on the procedure for shareholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld, as provided in the proxy), and unless otherwise instructed, one-half of the votes to which the shareholder is entitled will be cast for each of the nominees. All of the nominees of the Board have consented to being named in this Proxy Statement and to serve if elected. In the event that any one or more of the nominees shall become unable to serve or for good cause refuses to serve as director (an event that is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2020 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board and in such order of preference as the proxy holders may determine in their discretion.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 9, 2020, the Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Services provided to the Company and its subsidiaries by Deloitte in fiscal year 2019 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Deloitte are expected to be present at the 2020 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

Shareholder Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Certificate of Incorporation, Bylaws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event that shareholders do not ratify the appointment of Deloitte, the appointment may be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Audit Fees and Services

	2019*	2018*
Audit Fees	$496,898	$676,725
Audit Related Fees	$0	$0
Tax Fees	$125,700	$86,653
All Other Fees	$0	$2,000
Total	$622,598	$765,378

*As discussed below, Deloitte was appointed to serve as our independent registered public accounting firm beginning on March 18, 2019, and the fees discussed include only those paid to Deloitte. Ernst & Young LLP (“E&Y”) was our previous independent registered public accounting firm.

Audit Fees. This category includes the aggregate fees billed by Deloitte for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2019 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2019.

Audit-Related Fees. This category includes the aggregate fees billed for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions .

Tax Fees. This category includes the aggregate fees billed for tax compliance, advice, and planning services.

All Other Fees. This category includes the aggregate fees billed for any permitted services not included in categories above, which includes annual subscription fees for accounting practice publications.

Audit Committee Pre-Approval

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s outside auditor. To fulfill this requirement, the Company’s independent registered public accounting firm provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then reviews and approves, rejects, or seeks to modify the proposal. During the years ending December 31, 2019 and December 31, 2018, 100% of the services provided by the Company’s independent registered public accouting firms were pre-approved by the Audit Committee.

Prior Independent Registered Public Accounting Firm

As previously disclosed in the Company’s Current Report on Form 8-K filed on March 21, 2019, E&Y served as the Company’s independent registered public accounting firm until March 18, 2019, when the Audit Committee dismissed E&Y. The decision to change our independent registered public accounting firm was recommended and approved by the Audit Committee.

The reports of E&Y on the Company’s financial statements for each of fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through March 18, 2019, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the financial statements for such years.

Representatives of E&Y are not expected to be present at the 2020 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, (the “Exchange Act”), we are asking shareholders to approve on an advisory basis the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement on pages 28 to 64. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the policies and practices described in this Proxy Statement.

The Board recommends that shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s NEOs as described in this Proxy Statement, for the following reasons.

Sound Program Design

We design our executive officers’ compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership while considering individual and Company performance and alignment with the interest of long-term shareholders. We achieve our objectives through compensation that:

✓ provides a competitive total pay opportunity,

✓ consists primarily of performance-based compensation,

✓ enhances retention through multi-year vesting of stock awards, and

✓ does not encourage unnecessary and excessive risk-taking.

Best Practices in Executive Compensation

Some of our leading practices include

✓ an executive compensation recovery policy,

✓ an executive stock ownership policy,

✓ a policy prohibiting pledging and hedging of Tejon stock,

✓ no executive-only perquisites or benefits,

✓ no guaranteed bonus programs, and

✓ utilization of an independent compensation consultant who reports to the Compensation Committee.

The advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board. Although the voting results are not binding, the Board will review and consider them when evaluating our executive compensation program.

The Board has adopted a policy of holding an advisory vote on executive compensation every year, and unless the Board modifies its policy, we expect that, after the 2020 Annual Meeting, the next advisory vote on the compensation of our NEOs will take place at our 2021 Annual Meeting.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS AS DISCLOSED ON PAGES 28 TO 64 IN THE PROXY STATEMENT.

PROPOSAL 4

AMENDMENTS TO CERTIFICATE OF INCORPORATION

After careful consideration and upon the recommendation of the Nominating and Corporate Governance Committee, the Board voted to approve, and to recommend to our shareholders that they approve and adopt, certain amendments to the Company’s Certificate of Incorporation (the “Certificate”). The amendments are being presented to shareholders for their approval as three separate proposals:

•	Proposal 4(a) would amend the Certificate to declassify the Board over a three-year period and provide for the annual election of all directors;

•	Proposal 4(b) would remove the Certificate provisions related to the submission of nominations and other business at shareholder meetings, which would be governed exclusively by the Bylaws;

•	Proposal 4(c) would make various non-substantive changes to the Certificate.

The proposed amendments in Proposals 4(a) through 4(c) (collectively, the “Proposed Certificate Amendments”) are described below.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted resolutions setting forth the Proposed Certificate Amendments, declaring the Proposed Certificate Amendments advisable and in the best interests of the Company and its shareholders, directing that the Proposed Certificate Amendments be submitted to the Company’s shareholders for approval and adoption, and recommending that the shareholders approve and adopt the Proposed Certificate Amendments.

Proposal 4(c) is conditioned on the approval of both Proposal 4(a) and Proposal 4(b). Therefore, unless shareholders approve both Proposal 4(a) and Proposal 4(b), the Company will not file a certificate of amendment setting forth the Proposed Certificate Amendments set forth in Proposal 4(c), even if it receives enough affirmative votes to pass independently. Proposal 4(a) and Proposal 4(b) are not conditioned on the approval of each other or the approval of Proposal 4(c). Accordingly, each of Proposal 4(a) and Proposal 4(b) will pass if it independently receives enough affirmative votes.

Proposal 4(a): Amendment to Declassify the Board and Provide for the Annual Election of All Directors

Proposal 4(a) would amend the Certificate to phase out the classification of the Board over a three-year period and provide instead for the annual election of directors (the “Declassification Amendment”).

Reasons for Declassifying the Board

The Certificate currently divides our Board into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of shareholders, approximately one-third of our directors are elected to serve for a three-year term.

Our Board periodically reviews our governance structure and practices, including the continued appropriateness of our classified board structure. As part of its most recent review, and in considering the Declassification Amendment, the Board considered various factors that favor moving to the annual election of all directors, as well as factors that favor continuing with a classified board structure. Among other things, the Board considered that many investors and commentators support annual elections and believe they enhance accountability and responsiveness to shareholders. The Board also recognizes that moving to annual elections is consistent with practices adopted by many companies in recent years.

The Board also took into account the potential benefits of classified boards. These benefits include: (1) promoting stability and continuity of leadership, which are important to the Company because of the long-

term nature and multi-generational time horizons for the development of many of the Company’s core business assets; (2) enhancing non-management directors’ independence from special interest groups or other parties whose goals may not be in the best interests of all of our shareholders; and (3) helping the Board achieve value for our shareholders in the event of an unsolicited takeover. By increasing the time necessary to elect directors who constitute a majority of the board, a classified board provides a board of directors with the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing value for all shareholders, without the threat of imminent removal of a majority of board members.

In addition, because the Board is classified, currently directors can be removed only for cause, whereas under Delaware law directors elected to a board that is not classified can be removed with or without cause. If the Declassification Amendment is approved and implemented, it would be easier for one or more shareholders holding a large number of shares, whether an existing or long-term shareholder or one that accumulates a large position in or for a short period of time, to replace the entire Board at once.

Description of the Declassification Amendment

Article VIII, Section 1 of the Certificate currently provides that the Board is divided into three classes as nearly equal in number as possible, composed of directors each serving terms of three years. Proposal 4(a) would amend Article VIII, Section 1 to remove the classified board structure over a three-year period and provide for the annual election of directors commencing with the 2023 annual meeting. It would also amend Article VIII, Section 3, which addresses removal of directors, to provide that directors can be removed with or without cause once the Board is declassified.

If the Declassification Amendment is approved and adopted by shareholders, the declassification of the Board would be phased in over a period of three years. The Declassification Amendment would not shorten the existing terms of directors. Accordingly, a director who has been elected to a three-year term (including directors elected at the 2020 Annual Meeting) will serve for that term. At the 2021 annual meeting of shareholders, the Class I directors, whose terms expire at that meeting, would be elected for a two-year term expiring at the 2023 annual meeting of shareholders. At the 2022 annual meeting of shareholders, the Class II directors, whose terms expire at that meeting, would be elected for a one-year term expiring at the 2023 annual meeting of shareholders. Beginning with the 2023 annual meeting of shareholders, the declassification of the Board would be complete and all directors would be subject to annual election for one-year terms. Consistent with Delaware law, the Declassification Amendment also provides that beginning with the 2023 annual meeting, directors may be removed either with or without cause. Until that time, directors would continue to be removable only for cause.

The general description of the Declassification Amendment set forth above is qualified in its entirety by reference to the text of the Declassification Amendment, which is included on Annex 1 to these proxy materials and which is incorporated by reference herein. Additions are indicated by double underlining and deletions are indicated by strike-outs.

Additional Information

If shareholders approve the Declassification Amendment, it will become effective upon filing and effectiveness of a certificate of amendment to the Certificate setting forth the Declassification Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following shareholder approval. The Board also intends to approve conforming amendments to the Bylaws that would take effect once the Declassification Amendment is effective. If shareholders do not approve the Declassification Amendment, the Board will remain classified, the certificate of amendment will not be filed with the Delaware Secretary of State, and the Board will not adopt conforming amendments to the Bylaws.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL 4(A).

Proposal 4(b): Amendment to Remove Certificate Provisions Related to the Submission of Nominations and Other Business at Shareholder Meetings, Which Would Be Governed Exclusively by the Bylaws

Proposal 4(b) would amend the Certificate to remove the advance notice deadlines and related requirements governing the submission of nominations and other business to be presented at shareholder meetings (the “Advance Notice Amendment”) and provide that such nominations and other business must be made in the manner set forth in the Bylaws. If Proposal 4(b) is approved by shareholders, the Board intends to approve amendments to the advance notice provisions that are included the Bylaws to incorporate customary deadlines and make other updates described below.

Reasons for the Advance Notice Amendment

The Certificate currently contains basic advance notice procedures that shareholders must follow if they wish to propose nominations or other business at an annual meeting of shareholders. This includes deadlines for submitting nominations and other business, and limited informational requirements related to the proposing shareholder, any nominee being proposed and any other business being proposed. The Bylaws currently include additional information that shareholders must furnish to the Company in order to propose nominations or other business at a meeting of shareholders.

As part of the Board’s most recent review of our governance structure and practices, the Board evaluated whether to consolidate the Company’s advance notice provisions in the Bylaws and remove the existing provisions from the Certificate. The Board considered that having advance notice provisions exclusively in the Bylaws would provide significantly greater flexibility and enable the Company to respond more rapidly to developments in law and practice. In this regard, the Board has the authority to amend the Bylaws on its own, while amendments to the Certificate (including the Advance Notice Amendment) require shareholder approval. The Company also believes that including advance notice provisions in the bylaws, rather than the certificate of incorporation, is more typical for public companies. Finally, the Board took into account that under the current deadlines in the Certificate, the Company’s advance notice deadline is only 30 days before the annual meeting date, which results in a limited window of time for shareholders and the Company to consider matters submitted through the advance notice process. Enhancing the Company’s ability to maintain modern, appropriately crafted advance notice bylaws benefits shareholders by providing them with adequate advance notice of matters proposed through the advance notice process and full disclosure about shareholders seeking to use that process.

Description of the Advance Notice Amendment

The advance notice provisions in the Certificate are set forth in Article VIII, Section 4 and Article XIV, which include a requirement that shareholders submit notice of nominations and other business not less than 30 or more than 60 days prior to the current year’s annual meeting. Article VIII, Section 4 and Article XIV also include basic informational requirements related to the proposing shareholder and the nominee or the matter being proposed. Article II, Section 10 of the Bylaws requires that shareholders comply with the deadlines in the Certificate and provide the Company with information required in the Certificate and additional information outlined in Article II, Section 10 of the Bylaws.

If the Advance Notice Amendment is approved by shareholders, Article VIII, Section 4 would be integrated into Article XIV, which would be amended to state that nominations and the proposal of business other than nominations may be made at meetings of shareholders only in the manner set forth in the Bylaws. Following shareholder approval of the Advance Notice Amendment, the Board intends to approve amendments to the Bylaws to establish customary advance notice deadlines and make other updates, as necessary and appropriate, to align the advance notice provisions with practices in place at other companies. In particular, the Board intends to extend the advance notice deadlines so that notice must be delivered to the Company not less than 90 or more than 120 days before the anniversary date of the prior year’s annual meeting of shareholders. These deadlines will better align with practices at other public companies and the Company’s annual meeting schedule, and provide shareholders with greater certainty about the deadlines because they will be tied to the anniversary date of the last annual meeting (rather than the upcoming annual meeting date, under the current deadlines in the Certificate). The deadlines will also give shareholders additional time to submit nominations and other proposals and afford both shareholders and the Company additional time to consider matters proposed through the advance notice process. The Board also plans to update the informational requirements in the advance notice bylaws so that the Company and other shareholders have comprehensive, relevant information about the proposing shareholder, including information about the full extent of the shareholder’s economic and voting interests in the Company, and about nominees and other matters being proposed under the advance notice bylaws.

The general description of the Advance Notice Amendment set forth above is qualified in its entirety by reference to the text of the Advance Notice Amendment, which is included on Annex 1 to these proxy materials and which is incorporated by reference herein. Additions are indicated by double underlining and deletions are indicated by strike-outs.

Additional Information

If shareholders approve the Advance Notice Amendment, it will become effective upon filing and effectiveness of a certificate of amendment to the Certificate setting forth the Advance Notice Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following shareholder approval. The Board also intends to approve the Bylaw amendments described above, which would take effect once the Advance Notice Amendment is effective. If shareholders do not approve the Advance Notice Amendment, the advance notice provisions in the Certificate would remain unchanged, and the certificate of amendment to the Certificate will not be filed with the Delaware Secretary of State.

If the Advance Notice Amendment does not take effect, going forward, the Board could amend the advance notice provisions in the Bylaws, in a manner consistent with the provisions in the Certificate, because the Board has the authority to amend the Bylaws.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL 4(B).

Proposal 4(c): Amendments to Make Non-Substantive Changes to the Certificate

Proposal 4(c) would amend the Certificate to make various non-substantive updates and changes to the Certificate (the “Additional Amendments”).

Reasons for and Description of the Additional Amendments

The Additional Amendments would update and amend various provisions of the Certificate and remove provisions that no longer apply, as follows:

•

Article VI of the Certificate would be amended to remove the requirement that the Board amend the Bylaws in order to change its size. This would afford flexibility by allowing the Board to set its size by adopting a resolution.

•	Article II, Section H would be amended to remove references to entities that are no longer shareholders from the definition of “Related Person.”

•

Various provisions of the Certificate would be amended to replace references to “shareholder” with “stockholder,” which is the term used in the Delaware General Corporation Law, and to delete outdated language that is no longer operative.

•	Other clean-up changes including changes to conform with the requirements of applicable law.

•	Approval of the Additional Amendments will not substantively affect the rights of shareholders.

If the Additional Amendments take effect, the Board intends to approve a conforming change to Article III, Section 2 of the Bylaws to address the process for setting the size of the Board by resolution.

Additional Information

Proposal 4(c) is conditioned on the approval of both Proposal 4(a) and Proposal 4(b). Therefore, unless shareholders approve both Proposal 4(a) and Proposal 4(b), the Company will not file a certificate of amendment setting forth the proposed amendments in Proposal 4(c), even if it receives enough affirmative votes to pass independently.

If shareholders approve Proposals 4(a), 4(b) and 4(c), the Additional Amendments will become effective upon filing and effectiveness of a certificate of amendment to the Certificate setting forth the Additional Amendments with the Delaware Secretary of State, which we anticipate doing as soon as practicable following shareholder approval. If the Additional Amendments take effect, the Board intends to approve the conforming change to the Bylaws described above, relating to the process for setting the size of the Board.

If the Additional Amendments do not take effect, the Certificate provisions that would be affected by the Additional Amendments would remain unchanged, the certificate of amendment to the Certificate will not be filed with the Delaware Secretary of State, and the Board will not adopt the conforming change to the Bylaws.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL 4(C).

THE BOARD OF DIRECTORS

Consideration of Director Nominees

The Board believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes that each individual director should possess certain attributes, as discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) consider the qualifications of directors and director candidates individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating Committee is responsible for selecting nominees for election to the Board. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials, attributes, and other factors (as described in greater detail in the Company’s Corporate Governance Guidelines) but does not have any specific minimum qualifications that a nominee must meet. However, the Nominating Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment, and integrity; an understanding of the environment in which the Company does business; and diverse experience with the key business, financial, and other challenges that the Company faces. In addition, in considering the nomination of existing directors, the Nominating Committee takes into consideration (i) each director’s contribution to the Board; (ii) any material change in the director’s employment or responsibilities with any other organization; (iii) the director’s ability to attend meetings and fully participate in Board and committee activities on which the director serves; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director’s age and length of service on the Board.

Because the Nominating Committee recognizes that a diversity of backgrounds, viewpoints, and practical experiences can enhance the effectiveness of the Board, as part of its evaluation of each candidate, the Nominating Committee takes into account how each candidate’s background, experience, qualifications, attributes, and skills may complement, supplement, or duplicate those of other prospective candidates. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board, which as discussed below is one of the committee’s responsibilities.

Based on the parameters described above, the Board has determined that the directors standing for reelection and the remaining members of the Board have the qualifications, experience, and attributes appropriate for a director of the Company. As reflected below, each director has a varied background in the real estate industry, finance, public policy and/or agriculture. These are all areas that are integral to the strategy, operations, and successful oversight of the Company.

Board Composition and Leadership Structure

The Board is grouped into three classes: (1) Class I Directors, whose terms will expire at the 2021 Annual Meeting; (2) Class II Directors, whose terms will expire at the 2022 Annual Meeting; and (3) Class III Directors, whose terms will expire at the 2020 Annual Meeting. The Board currently consists of eight directors, as the Board reduced its size from nine to eight directors following the 2019 Annual Meeting. The Board’s leadership is structured so that the Chairman of the Board and Chief Executive Officer (“CEO”) are separate positions. The Chairman of the Board is also an independent director. The Board believes that this structure is appropriate for our Company and our shareholders at this time because it provides an additional layer of oversight as to management and management’s activities and allows the Board to act independently of management.

Director Qualifications and Biographical Information

The Nominating Committee considered the character, experience, qualifications, and skills of each director, including the current director nominees, when determining whether each should serve as a director of the

Company. In keeping with its stated criteria for director nominees described in the section entitled “Consideration of Director Nominees” above, the Nominating Committee determined that each director, including the current director nominees, has substantial management experience, exhibits the highest personal values, judgment, and integrity, and possesses both an understanding of the environment in which the Company does business and diverse experience with the key business, financial, and other challenges that the Company faces. Each director is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Nominating Committee also considered the experience and qualifications outlined below in the biographical information for each director, including the current director nominees, as well as other public company board service.

The Nominating Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Nominating Committee believes that nominees with business, governmental, and strategic management experience gained from service as a chief executive officer or similar position is a critical leadership component to Board service. The Nominating Committee also seeks nominees with backgrounds in finance, banking, economics, public administration and the securities and financial markets, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Nominating Committee emphasizes familiarity with the real estate and agricultural industries and considers customer perspectives to be important when evaluating director nominees. Although the directors listed below each possess a number of these attributes, the Nominating Committee considered the specific areas noted below for each director when determining which of the director’s qualifications best suit the needs of the Company and qualify them to serve as a director of the Company.

The following table sets forth information regarding the nominees for Class II Directors at the 2020 Annual Meeting, as well as the Class I and Class III Directors.

Class III Directors Whose Terms Expire in 2020 and Their Principal Occupation, Employment, or Directorships	Director Since	Age
Gregory S. Bielli	2013	59

Mr. Bielli is President and CEO of Tejon Ranch Co., a position he’s held since December 2013. Prior to this position, Mr. Bielli served as the Chief Operating Officer for the Company from September 2013 through November 2013. Mr. Bielli has over 30 years of experience in real estate, land acquisition, development, and financing. Prior to Tejon Ranch, he was a regional president of Newland Communities, one of the country’s largest and most successful master planned community developers. Mr. Bielli served as President of Newland’s Western Region from 2006 until September 2013. Mr. Bielli earned a bachelor’s degree in Political Science from the University of Arizona in 1983. Our Board believes Mr. Bielli’s experience in real estate operations, specifically master planned communities, and his position as CEO of the Company, makes him well qualified to serve as a director.

Anthony L. Leggio	2012	67

Mr. Leggio has been President of Bolthouse Properties, LLC, a diversified real estate development company with commercial, residential and agricultural holdings, since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm. Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was Managing Partner of the law firm of Clifford and Brown for nearly 25 years. Mr. Leggio has served as a director of Valley Republic Bank since 2008. Mr. Leggio has also served as a director of private companies Three Way Chevrolet Company since 2000, H.F. Cox Trucking since 1993, Mark Christopher Chevrolet since 2001, and W.B. Camp Companies since 2009. Mr. Leggio received his B.S. degree from the University of the Pacific and his J.D. from the University of the Pacific, McGeorge School of Law. Our Board believes Mr. Leggio’s real estate development and agricultural experience, his tenure as chief executive officer of a real estate development company and his legal experience make him well qualified to serve as a director.

Norman J. Metcalfe	1998	77

Mr. Metcalfe has served as Chairman of the Company’s Board of Directors since 2014. Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Mr. Metcalfe retired from The Irvine Company in 1997. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Home). Mr. Metcalfe served as a director of CalAtlantic Homes from 2000 until February 2018. Mr. Metcalfe received a B.S. and an M.B.A. from the University of Washington. Our Board believes Mr. Metcalfe’s extensive financial experience, understanding of capital structure within the real estate industry, and experience in publicly held companies make him very qualified to serve as a director.

Class II Directors Whose Terms Expire in 2022 and Their Principal Occupation, Employment, or Directorships	Director Since	Age
Steven A. Betts	2014	62

Mr. Betts is President of Betts Real Estate Advisors, a consulting company he founded in 2017. He has served as a strategic advisor to the Holualoa Companies, a commercial real estate investment company with three-quarters of a billion dollars in assets held all across the U.S. and in Europe, since 2015; as a strategic advisor to the Southwest Division of Hines, one of the largest commercial investment and development companies in the world, since 2015; as a strategic advisor to the Helios Education Foundation, the largest education foundation in Arizona and Florida, since 2016: and as a strategic advisor to the Fortuitous Opportunity Fund specializing in sports anchored mixed use commercial projects. He is the Chairman of University Realty, a subsidiary of Enterprise Partners, an affiliate of Arizona State University. He was also the Director of Development for Chanen Development Company, an affiliate of Chanen Construction, headquartered in Phoenix, from November 2013 to the end of 2018. Briefly, from June to October 2013, he served as the interim CEO of the PhoenixMart project. Mr. Betts also served as the Senior Vice President and Managing Director of Assets for the ASU Foundation from March 2012 through May 2013. Prior to these endeavors, Mr. Betts was President and CEO of SunCor Development Company (“SunCor”) from 2005 to 2010, a half-billion-dollar-plus asset-based subsidiary of the publicly traded Pinnacle West Capital Corporation. SunCor was a developer of master planned communities throughout the Mountainwest and large-scale commercial projects in Metropolitan Phoenix. Mr. Betts holds numerous private board and committee posts, including the executive committee of the Greater Phoenix Economic Council, the Governor’s Transportation and Trade Alliance, Board member and Past Chairman of the Interstate 11 Coalition, Trustee and Past Chairman of the Arizona Chapter of The Nature Conservancy, member and a past-chair of the Urban Land Institute-Arizona District Council Governance Committee. Mr. Betts received his law degree with honors from DePaul University and a B.A. with honors from Augustana College. Our Board believes that Mr. Betts’ master planned community background makes him very qualified to serve as a director.

Daniel R. Tisch	2012	69

Mr. Tisch has been the managing member of TowerView LLC, an investment fund of the Tisch Family, since 2001. Since January 2012, Mr. Tisch has also served as a director of Vornado Realty Trust, a real estate investment trust. Mr. Tisch graduated from Brown University and has over 40 years of investing experience. Mr. Tisch worked for major Wall Street firms from 1973 to 1989 and has been managing investment partnerships since then. Our Board believes that Mr. Tisch’s investment industry background and his experience in capital raising and risk management make him well qualified to serve as a director.

Class I Director Whose Term Expires in 2021 and Their Principal Occupation, Employment, or Directorships	Director Since	Age
Jean Fuller	2019	62

Jean Fuller holds a Ph.D. from the University of California, Santa Barbara, a Master of Public Administration from the California State University, Los Angeles, and a Bachelor of Arts, Summa Cum Laude (All honors) degree in communications from California State University, Fresno. Prior to being elected to our Board she served in the California Senate from 2010 to 2018, after which she retired. Jean Fuller served as Vice Chair of the Senate Rules; Budget, Energy, Utilities & Communications; Natural Resources and Water; and Environmental Quality Committees. Prior to the California Senate, she served two terms in the California State Assembly from 2006-2009 in which she was presiding officer. From 1999 to 2006, Jean Fuller served as Superintendent (the Chief Executive Officer) of the Bakersfield City School District, which at the time serviced more than 30,000 students, had a budget in excess of $100 million and had 3,500 employees. Our Board believes that Jean Fuller’s experience as the chief executive officer of a large public agency and her expertise with legislative and regulatory issues, particularly with respect to natural resources, water, and environmental quality, make her very qualified to serve as a director on our Board.

Geoffrey L. Stack	1998	76

Mr. Stack is one of the Founding Partners of the Sares-Regis Group, a commercial and residential real estate development and management firm since its inception in 1993. He currently sits on the Investment committee for the company. Mr. Stack was responsible for all residential operations of Sares-Regis, including development, acquisitions, finance, and management activities until 2018. Mr. Stack graduated from Georgetown University and received an M.B.A. in Real Estate Finance at the Wharton School, University of Pennsylvania. Mr. Stack is a past trustee of the Urban Land Institute (“ULI”) and the former Chairman of the ULI Foundation. He is also the past Chairman of the National Multifamily Housing Council. Our Board believes Mr. Stack’s real estate development experience and his experience as the managing director of a real estate company make him well qualified to serve as a director.

Michael H. Winer	2001	64

Mr. Winer was employed as a senior investment manager by Third Avenue Management LLC (or its predecessor) from 1994 through 2018, when he retired, Mr. Winer managed The Third Avenue Real Estate Value Fund an open-end mutual fund that invests in the securities of publicly traded real estate and real estate-related companies in developed countries by adhering to a strict value-investing approach. Mr. Winer has no continuing affiliation with Third Avenue Management LLC or the Third Avenue Real Estate Value Fund. From 2009 through 2016, Mr. Winer served as a director of Newhall Holding Company LLC. In 2016, Newhall merged with two other California master-planned communities. Since the merger in May 2016, Mr. Winer has served as a director of the merged entity, Five Point Holdings LLC, where he is the Chair of the Compensation Committee and serves on the Audit Committee and Nominating and Corporate Governance Committee. He also has served as a director of private company 26900 Newport Inc. since 1998. Since 2016, Mr. Winer has been a member of the Board of Trustees of two not-for-profit organizations: The Pacific Legal Foundation (from which he resigned in September of 2018) and the Future Citizens Foundation (dba The First Tee of Monterey County). Mr. Winer received a B.S. degree in accounting from San Diego State University and is a certified public accountant in California (inactive). Our Board believes that Mr. Winer’s investment industry background and specifically, his experience with real estate investing, make him very qualified to serve as a director on our Board.

CORPORATE GOVERNANCE MATTERS

The Board has determined that all directors, except Mr. Bielli, are “independent” under the listing standards of the NYSE and the Company’s categorical criteria used to determine whether a director is independent (the “Independence Standards”). The Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards is attached as Appendix A to this Proxy Statement. Thus, the Board determined that the following directors are independent: Steven A. Betts, Jean Fuller, Anthony L. Leggio, Norman J. Metcalfe, Geoffrey L. Stack, Daniel R. Tisch, and Michael H. Winer. In addition, the Board also determined that Robert A. Alter, who served as a director through the 2019 Annual Meeting, was independent during the time he served as a director. Also, in making its independence determinations, the Board reviewed additional information provided by the directors and the Company with regard to any business or personal activities or associations as they may relate to the Company and the Company’s management. The Board considered this information in the context of the NYSE’s objective listing standards, the Independence Standards, and for directors serving on committees, the additional standards established for members of audit committees and compensation committees. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The Board’s independence determinations included a review of business dealings at companies where the directors serve as directors or outside consultants, all of which were ordinary course business transactions. The Board also performed a review of the Company’s charitable contributions to any organization where a director serves as an executive officer and found no contributions in excess of the Independence Standards or the NYSE’s objective listing standards.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. As Chairman of the Board, Mr. Metcalfe presides over these executive sessions. During 2019, there were four meetings of the Board, and all directors attended 75% or more of the aggregate total of such meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual meeting of shareholder in person. All directors, including Robert A. Alter, who retired at the conclusion of the 2019 Annual Meeting, attended the 2019 Annual Meeting of the Company.

COMMITTEES OF THE BOARD

Standing committees of the Board include the Executive, Audit, Compensation, Investment Policy, Real Estate, and Nominating and Corporate Governance Committees. The current members of the standing committees as of the date of this proxy statement are set forth below

	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Real Estate Committee	Investment Policy Committee

Steven A. Betts

Gregory S. Bielli

Jean Fuller

Anthony L. Leggio

Norman J. Metcalfe

Geoffrey L. Stack

Daniel R. Tisch

Michael H. Winer

Committee Chair	Committee Member

During 2019, there was one meeting of the Executive Committee, seven meetings of the Audit Committee, eight meetings of the Compensation Committee, two meetings of the Real Estate Committee, no meetings of the Nominating Committee, and no meetings of the Investment Policy Committee. The major functions of each of these committees, including their role in oversight of risks that could affect the Company, are described briefly below.

Each year, the Board performs a self-evaluation to assess its effectiveness and the participation of each board member. In addition, on an annual basis, the Audit Committee, Real Estate Committee, Compensation Committee, and Nominating and Corporate Governance Committee all perform self-evaluations to measure their effectiveness.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company.

The Audit Committee

The Audit Committee represents and assists the Board in discharging the Board’s oversight responsibility relating to (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the independent auditor and approves all audit and non-audit services the independent auditor performs. It also reviews and discusses the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports regularly to the full Board with respect to its activities. The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee’s current charter is available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

In its annual self-evaluation, the Audit Committee reviews and assesses how effectively it fulfilled these purposes over the prior year and identifies areas for improvement. The Audit Committee also periodically reviews and updates its pre-approval and hiring policies related to the independent auditor. The Audit Committee engages proactively with Deloitte and management as needed in order to understand the status and strategy of the Company’s audit and to discuss new accounting standards or potentially significant events that may impact the Company’s financial reporting. In 2019, these topics included an analysis of the new revenue recognition and lease accounting standards.

The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for audit committee membership set forth in Rule 10A-3 of the Exchange Act. The Board has further found that Mr. Leggio qualifies as an “audit committee financial expert” for the purposes of Item 407(d)(5) of Regulation S-K and has “accounting or related financial management expertise” as described in the listing standards of the NYSE.

The Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs, and it assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. It also reviews and approves corporate goals and objectives relevant to the compensation of top managerial and executive officers, including the CEO, evaluates their performance in light of those goals and objectives, and makes recommendations to the Board regarding their compensation. It administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans and grants of awards thereunder. It also reviews and recommends to the Board the design of other benefit plans, employment agreements, and severance arrangements for top managerial and executive officers. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, reviews the results of this assessment, and also assesses the results of the Company’s most recent advisory vote on executive compensation. It approves, amends, or modifies the terms of any compensation or benefit plan that does not require shareholder approval, if delegated to the Committee by the Board. It reviews and recommends changes for the compensation of directors, and it reviews succession plans relating to positions held by senior executive officers. It reports regularly to the Board with respect to its activities.

The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s current charter is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Compensation Committee is authorized to delegate to a subcommittee consisting of not less than two members of the Compensation Committee the responsibility to review specific issues, meet with management on behalf of the committee regarding such issues, and prepare recommendations for reports or review by the Committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE for directors and compensation committee members and under the Company’s Independence Standards.

The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officers have any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company.

During 2019, the Compensation Committee retained Semler Brossy to advise the Compensation Committee on marketplace trends in executive compensation and to analyze companies for peer company identification for the benchmarking of NEO compensation and NEO compensation decisions. The decision to engage an outside compensation consultant was not recommended by management. Semler Brossy consults with the Compensation Committee about its recommendations to the Board on CEO and other NEOs compensation. Semler Brossy did not provide any other services to the Company in 2019, and its fees were $101,000 for the year. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Semler Brossy’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Semler Brossy; (ii) the amount of fees received from the Company by Semler Brossy, as a percentage of Semler Brossy’s total revenue; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultant with a member of the Compensation Committee; (v) any Company stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultant or Semler with any of the Company’s executive officers. The Committee concluded that there are no such conflicts of interest.

The Nominating and Corporate Governance Committee

The Nominating Committee is charged with assessing existing directors to determine whether to recommend them for reelection to the Board, identifying and recruiting potential new directors, establishing a procedure for consideration of director candidates recommended by shareholders, and recommending candidates to be nominated by the Board or elected by the Board, as necessary, to fill vacancies and newly created directorships. It also reviews and makes recommendations to the Board regarding the structure, composition, and functioning of the Board and its committees, and evaluates and recommends changes to the Corporate Governance Guidelines. The Nominating Committee also annually reviews the independence of all directors and evaluates the Board’s performance.

The Board has determined that each member of the Nominating Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards. The Nominating Committee is governed by a written charter adopted and approved by the Board. The Nominating Committee’s current charter is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

The Nominating Committee is pleased to consider any properly submitted recommendations of director candidates from shareholders. Shareholders may recommend a candidate for consideration by the Nominating Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Shareholders may also nominate persons for election to the Board by providing timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Certificate of Incorporation and Bylaws. See “Shareholder Proposals for 2021 Annual Meeting” for additional information on the procedure for shareholder nominations.

The Nominating Committee has the authority under its charter to hire and pay a fee to outside counsel, experts, or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors were used during 2019, and, accordingly, no fees were paid to such advisors during 2019. Past practice has been for the Nominating Committee to seek recommendations for new directors from current directors, the CEO, and outside advisors.

The Real Estate Committee

The Real Estate Committee provides oversight, guidance, and strategic input into management plans and operations for development and entitlement of Company land. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions and development pro formas and budgets. It reports regularly to the full Board with respect to its meetings. The Real Estate Committee’s current charter is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, 4436 Lebec Rd., P.O. Box 1000, Tejon Ranch, California 93243.

The Investment Policy Committee

The Investment Policy Committee reviews policies and activities related to the investment of the Company’s assets. It receives and reviews the marketable securities investment policy and data regarding marketable security investments and recommends approval of the Company’s investment security policy to the Board.

CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers, and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents (including Attachment A to the Corporate Governance Guidelines, which constitutes the Company’s Independence Standards) are available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

SUCCESSION PLANNING

The Board, with the assistance of the Compensation Committee, oversees succession plans for the CEO and other senior executive officers. These plans relate both to succession in emergency situations and longer-term succession. As set forth in the Corporate Governance Guidelines and Compensation Committee Charter, the Compensation Committee reviews the Company’s succession planning for senior executive officers at least annually. The CEO also provides the Board with input regarding these matters.

BOARD’S ROLE IN RISK OVERSIGHT

The full Board oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value, support the achievement of strategic objectives, and improve long-term organizational performance. The full Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategic plan that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. The full Board assesses risk throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategic plan and the implementation of that plan, including financial, legal/compliance, operational/strategic, cybersecurity and compensation risks. In addition to discussing risk with the full Board, the independent directors discuss risk management during executive sessions without management present.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s policies with respect to risk assessment and risk management; focuses on financial risk, including internal controls; and discusses the Company’s risk profile with the Company’s internal auditors. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk-taking. Finally, the Nominating Committee assesses the independence of directors and evaluates potential new Board nominees, which allows it to limit the risk associated with having conflicted or otherwise inappropriate directors. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, and additional review or reporting on risks is conducted as needed or as requested by the Board and its committees.

The Compensation Committee has also reviewed the design and operation of the Company’s compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the objectives and principles of our executive compensation programs. It explains how compensation decisions are linked to performance as compared to Company performance and shareholder interests. The NEOs, for the 2019 fiscal year are as follows.

Name	Title
Gregory S. Bielli	Chief Executive Officer
Allen E. Lyda	Chief Operating Officer/Former Chief Financial Officer *
Robert D. Velasquez	Senior Vice President, Chief Financial Officer *
Hugh F. McMahon	Executive Vice President, Real Estate
Michael R.W. Houston	Senior Vice President, General Counsel

*

Mr. Lyda served as the Company’s Chief Financial Officer until January 4, 2019, when he was appointed Chief Operating Officer. Mr. Velasquez was appointed to serve as Chief Financial Officer on January 4, 2019.

Executive Summary

Our executive compensation program aligns with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives directly linked to the creation of shareholder value. The objectives of our executive compensation program are to (i) drive performance against critical strategic goals designed to create long-term shareholder value through the enhancement of our land asset values and (ii) pay our executives at a level and in a manner that ensures Tejon Ranch is capable of attracting, motivating, and retaining top executive talent. At our 2019 Annual Meeting, our shareholders expressed support for our executive compensation program, with 93.7% of shareholders casting votes in favor of the advisory vote proposal.

We design our compensation programs to support our commitment to performance. We view our compensation program in three year increments tied to the time period of our milestone grants, which we make every three years. The current three year period is from 2017 to 2019.

The compensation program for our NEOs is designed to align management’s incentives with the long-term interests of our shareholders and to be competitive with comparable employers. Our compensation philosophy recognizes the value of rewarding our NEOs for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Our compensation strategy is to provide a competitive opportunity for senior executives, taking into account their total compensation packages, which include a combination of base salary, an annual cash-based incentive bonus, and long-term performance-based and time-based equity awards. At the NEO level, a significant portion of our incentive compensation arrangements are designed to reward the achievement of long-term milestone objectives related to real estate development that are measurable and instrumental to our success. This will drive the creation of value, as well as the achievement of year-to-year operating performance goals. Our overall goal is to have variable compensation be 70% or more of target total compensation for the three-year period.

Our performance milestones are tied to a variety of factors such as cash management, planning and design, achievement of land entitlements, successful defense of litigation against our entitlements, development of projects, and finally sales and leasing within the projects.

Our intention is to continue to strive to have variable compensation be the most significant component of our total compensation package.

Our primary business objective is to maximize long-term shareholder value through the monetization of our land-based assets. This is accomplished by moving our assets up the value creation chain through the entitlement process, the mapping process, development, and ultimately to sales and leasing. A key element of our strategy is to provide entitled land for large scale residential and mixed-use real estate communities to serve the growing population of Southern and Central California. We are currently engaged in commercial sales and leasing at our fully operational commercial/industrial center Tejon Ranch Commerce Center, or TRCC, and are defending litigation, moving forward in the mapping and permitting process, and preparing for development within our three major residential mixed-use master planned communities Centennial, Grapevine, and Mountain Village. All of these efforts are supported by diverse revenue streams generated from other operations, including farming, mineral resources, and our various joint ventures.

Currently our revenues are derived principally from commodity-based businesses such as farming, and mineral resources including water sales, as well as commercial real estate. Our long-term business plan is for our commercial and residential real estate assets to produce the vast majority of our revenues. Developing real estate assets in California through the entitlement stage to development is a many year process. For this reason, the realization of our Company’s full asset value will come only in future years.

The chart below is a continuum of the real estate development process highlighting each project’s current status and key milestones to be met in moving through the real estate development process in California. The real estate development process may be subject to delays arising from California’s complex regulatory structure and litigation environment. At each level of success, value is being created in each project due to the approvals received and to entitlement risks being removed and development approvals being achieved.

Our long-term and short-term performance incentive plans are designed to reward the NEOs for success in moving projects forward along the above continuum. Success in achieving these performance objectives is critical to the creation of value within our land assets. Due to the long-term nature of the real estate development process in California the increase in value of land within our projects is not immediately recognized in stock market value largely due to the timing of revenue generation, which does not begin to occur until the execution phase of development operations. Therefore, we measure and reward the progress based on achievement of milestone related goals rather than typical financial measures used by many companies.

Executing on our Strategy—2019 Company Highlights

•  On April 30, 2019, the Company received final approval of its Centennial mixed-use residential community upon completion of the finding of facts and the adoption of other resolutions by the Los Angeles County Board of Supervisors. This also includes a Development Agreement between Los Angeles County and Centennial, which provides the Company with vested rights to build the project as approved for 30 years. With this approval, Centennial at Tejon Ranch achieved local legislative approval for the building of 19,333 residential units and more than 10.1 million square feet of commercial space.

•  In the fourth quarter of 2019, the Company’s TRC-MRC 3 joint venture, a partnership with Majestic Realty Co. for the development, construction, leasing and management of a 579,040 square foot industrial building on the Company’s property at TRCC-East, completed construction of the building and will deliver space to a tenant that has entered into a lease agreement occupying 67% of the total rentable space.

•  The Company also completed the shell and core of a new 4,900 square foot multi-tenant retail building at TRCC-East in the fourth quarter of 2019 to further expand its footprint at TRCC. In December 2019, the Company contributed this multi-tenant building and underlying land to our joint venture with TravelCenters of America, and received cash distribution from the joint venture for $2,805,000 as our contribution value.

•  On December 10, 2019, the Kern County Board of Supervisors reviewed the supplemental re-circulated EIR prepared in response to a court ruling and unanimously reapproved the development of Grapevine, along with a Development Agreement.

2019 Operational and Financial Results

Improvements in revenue and net income during 2019 led to EBITDA and Total Revenue and Other Income, which are the annual corporate incentive bonus quantitative metrics, being above the target goal levels for revenue and above maximum goal levels for EBITDA. These metrics are discussed below under “Annual Incentive Plan.” The Company also met the 2017-2019 rolling three-year cash flow objectives at 175.62% of the target award level. The rolling three-year cash flow metric is described in the equity compensation section.

•  For 2019, net income attributable to common shareholders was $10,580,000, representing net income per share diluted of $0.40, compared with net income attributable to common shareholders of $4,255,000, or $0.16, for fiscal 2018.

•  Revenues and other income, including equity in earnings of unconsolidated joint ventures, were $67,337,000 in fiscal 2019, an increase of $16,540,000, or 30%, compared with $50,797,000 million in 2018. We also saw a $12,741,000 increase in earnings of unconsolidated joint ventures, which was primarily attributable to an $8,730,000 increase generated by Five West Parcel, LLC from the gain recognized on disposition of its building and land, along with a $3,007,000 increase in our share of earnings from our TA/Petro joint venture driven by improved fuel margins. Commercial/industrial segment revenues increased $7,822,000, or 87.2%, from $8,970,000 in 2018 to $16,792,000. The increase was primarily attributable to improved land sale revenues of $6,621,000 recognized from two land and building contributions to the Company’s unconsolidated joint ventures during 2019. These improvements were offset by reduced mineral resources revenues of $4,604,000 resulting from a lack of water sales opportunities as a result of the wet 2019 winter rain season. Please refer to our 2019 Annual Report on Form 10-K for additional details regarding our 2019 operations. See the following chart for a summary of revenues:

	2019	2018
Total operating revenues	$49,523,000	$45,619,000
Investment Income	1,239,000	1,344,000
Equity in earnings of unconsolidated joint ventures, net	16,575,000	3,834,000

Total Revenue and Other Income	$67,337,000	$50,797,000

Pay-for-Performance

Consistent with our pay-for-performance philosophy, Company performance in 2019, as well as over the 2017-2019 measurement period, directly impacted payouts for 2019, as follows:

•

Annual Incentive Plan. Improvements in total revenue and net income during 2019 led to adjusted EBITDA and total revenues, the annual corporate incentive bonus quantitative metrics, being above the target goal levels for 2019 and also above 2018 actuals. Our annual short-term milestones were achieved at 70% of the target goal. These metrics and short-term milestones are discussed below under “Annual Performance-Based Incentives.”

•

2017-2019 Cashflow Performance Shares. The NEOs met the 2017 rolling three-year cash flow objectives at 175.62% of the target award level, resulting in maximum award achievement. The rolling three-year cash flow metric is described in “Equity Compensation beginning on page 49. The grants associated with the 2017 three-year cash flow metric were paid out during March 2020. The number of stock units that vested in 2020 are identified in the footnotes to the Outstanding Equity Awards at 2019 Fiscal Year-End table that begins on page 58.

•

2017-2019 Performance Milestone Grants. In 2017 three performance milestone goals were established. Of the three goals the NEOs achieved maximum performance related to one goal and did not meet threshold performance for the other goals. A description of the performance milestone goals are included in the “Equity Compensation” section beginning on page 49. The vested grants associated with achievement of the one goal were paid out during March 2020. The number of stock units that vested in 2020 are identified in the footnotes to the Outstanding Equity Awards at 2019 Fiscal Year-End table that begins on page 58.

2020 – The Year Ahead

The Company believes 2020 will be a challenging year as we defend litigation within our Centennial and Grapevine projects and in terms of the commodity markets we operate in as we see continued pressure on crop prices due to potential increases in supply and reduced oil prices may impact production from lessees. For 2020, we do expect crop production to improve as it will be the up year in the production cycle for pistachios. Thus far the 2020 winter has been dryer than the previous year, but it is still too early to determine any impact this may have on the quantity of water to be sold during 2020 and prices received for water sold. We continue to push forward with our marketing plans within TRCC to build upon our 2019 activity, but it is difficult to predict new sale and lease activity.

Overall Compensation Plan Design and Core Tenets

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance of the Company, the success of the Company in achieving real estate development milestones, and the individual performance of each executive. The Compensation Committee also believes that long-term incentives should be a significant factor in determining compensation, particularly because the business of real estate land development, including obtaining complex entitlement approvals, managing the litigation process, completing development, and many of the other actions and decisions of our NEOs requires an extended time horizon before the Company realizes a tangible financial benefit. The stock price of the Company is also important and in 2019 the Compensation Committee, with guidance from the Committee’s compensation consultant, has designed a performance stock grant program that incorporates stock performance into the long-term incentive plan. The new long-term incentive plan will become effective for 2020 and will cover years 2020-2022.

The following core tenets inform the design of our compensation plan.

Competitive Pay Opportunity

✓ We pay competitively to attract, motivate, and retain the executives who drive our success and industry leadership.

Equity Incentives

✓ A significant percentage of annual target pay opportunity is in equity to incentivize a long-term focus and promote strong alignment with shareholders.

Sustainable Long-Term Performance

✓ A large majority of total pay is subject to multi-year vesting or performance requirements.

Explicit Pay and Performance Link

✓ We explicitly tie pay to performance by delivering a large majority of pay through performance-based cash and equity incentives.

Compensation Governance

✓ We discourage unnecessary and excessive risk-taking through our vesting and stockholding requirements and clawback provisions.

The principles of our pay philosophy influence the design and administration of our executive compensation programs. The Compensation Committee uses several components of pay that are linked to both our long-term and short-term performance in the executive compensation programs, including long-term incentives, annual cash incentives, base pay, and benefits. The chart below illustrates the linkage between the vehicles of pay we use and our pay principles.

Pay Principles	Long–term Incentives	Annual Cash Incentives	Base Pay	Benefits
Total compensation should reinforce business objectives and values.	●	●	●	●

A significant portion of an NEO’s total compensation should be variable and based on performance.	●	●

Incentive compensation should balance long-term, intermediate, and short-term performance.	●	●

Incentive compensation should align the interests of NEO’s with shareholders.	●	●

Compensation should foster a culture of collaboration which shares focus and commitment to our Company.	●	●

Compensation opportunities should be competitive.	●	●	●	●

A portion of compensation should provide NEOs with a stable predictable source of income and benefits.			●	●

Our Executive Compensation Best Practices

WHAT WE DO	WHAT WE DO NOT DO

✓ Utilize multiple performance metrics in our incentive plans tied to our short- and long-term goals equity vehicles	Ó Do not provide tax gross-ups for executive officers on perquisites or change-in-control severance payments

✓ Employ common short-term goals for the majority of our NEOs’ bonus opportunities	Ó Do not allow hedging of TRC stock

✓ Provide a majority of equity compensation opportunity through performance-based goals	Ó Do not allow pledging of TRC stock

✓ Align a significant portion of long-term equity opportunity to project milestones that are linked to shareholder value creation	Ó Do not allow holding of TRC stock in margin accounts

✓ Adhere to an executive compensation recovery, or clawback, policy to ensure accountability	Ó Do not reprice or replace equity awards

✓ Require executives and directors to own Company stock to reinforce the alignment of their interests with those of our shareholders

Ó  Do not provide “single trigger” cash severance based solely upon a change in control of the Company. Beginning in 2019, all new stock grants provide a double trigger in case of a change in control of the Company

✓ Utilize an independent compensation consultant who reports directly to the Compensation Committee	Ó Do not provide large bonus payouts without justifiable performance linkage

✓ Recognize an independent Chairman of the Board in our corporate governance structure	Ó Do not provide guaranteed bonuses

✓ Provide an annual shareholder “say on pay” vote	Ó Do not time equity awards in coordination with the release of material non-public information

✓ Annual Compensation Risk Assessment

The Role of the Compensation Committee in Setting Compensation

The Compensation Committee completes a review each year of our compensation plan to ensure we are paying competitively, equitably, and in a way that encourages and rewards performance. Although the Compensation Committee reviews Peer Group data, relevant industry market data, and input from our compensation consultant as it determines compensation plans, other considerations are taken into account. Market data alone does not reflect the strategic value of various roles within our Company. Other considerations when making pay decisions for NEOs, include individual experience, sustained performance, historical pay, and realized and realizable pay over three years.

The Compensation Committee of the Board approves all compensation and awards to senior management, including the Chief Executive Officer and the other NEOs. The Compensation Committee independently reviews and establishes the compensation levels of the Chief Executive Officer; it also reviews the performance of the Chief Executive Officer and discusses his performance with him. At the beginning of the year, the Chief

Executive Officer works with the Compensation Committee to establish his goals and objectives to be evaluated throughout the year. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee.

The Role of the Compensation Consultant

In accordance with its Charter, the Compensation Committee has the sole authority to retain and terminate independent consultants on matters of executive compensation and benefits, including sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance for internal and external legal, accounting, or other advisors. The Compensation Committee utilizes Semler Brossy as its compensation consultant. Semler Brossy reports directly to the Compensation Committee. Semler Brossy was not engaged to perform any additional services beyond its support of the Compensation Committee. In reviewing conflicts of interest, our Compensation Committee considered the following six factors with respect to Semler Brossy:

• The provision of other services to the Company.
• The amount of fees received from the Company as a percentage of Semler Brossy’s total revenue.
• The policies and procedures of Semler Brossy that are designed to prevent conflicts of interest.
• Any business or personal relationship of Semler Brossy with a member of the Compensation Committee.
• Any Company stock owned by Semler Brossy.
• Any business or personal relationship of Semler Brossy with any of the Company’s executive officers.

Upon consideration of these factors, our Compensation Committee concluded that the engagement of Semler Brossy did not present any conflicts of interest and that Semler Brossy is independent.

In connection with its engagement by the Compensation Committee, Semler Brossy has:

• Provided information, insights, and advice regarding compensation philosophy, objectives, and strategy.
• Evaluated peer group selection criteria and identified and recommended potential peer companies.
• Provided analysis of competitive compensation practices for NEOs.
• Consulted with the Compensation Committee on annual incentive and equity plan design.
• Reviewed and commented on recommendations regarding CEO and NEO compensation.
• Provided information on market trends related to executive compensation.
• Advised the Compensation Committee on specific issues as they arose.

Compensation Risk Assessment

As part of its risk assessment process, the Compensation Committee reviewed material elements of executive and non-executive employee compensation. The Compensation Committee concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. The structure of our compensation program for NEOs does not incentivize unnecessary or excessive risk-taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount. The incentive plan awards have the following risk limiting characteristics:

✓ Annual incentive awards for each NEO are limited to the fixed maximum specified in the incentive plan. Cash awards under the annual incentive plan are limited to 150% of the target cash award.

✓ Annual incentive awards are based on a review of a variety of performance factors, thus diversifying the risk associated with any single aspect of performance, while amounts received from performance stock awards are based on Company results rather than an individual executive officer’s performance.

✓ The variable compensation program places a greater weight on long-term pay opportunity as compared to short-term opportunity.
✓ The annual incentive plan allocates the highest weighting on overall corporate performance.
✓ Stock awards are not tied to formulas that could focus our NEOs on specific short-term outcomes.

✓ The Compensation Committee, which is composed of independent members of our Board, approves final incentive plan cash and stock awards in its discretion after reviewing executive and corporate performance.

✓ Awards are subject to our clawback policy.
✓ The majority of long-term value is delivered in shares of the Company with a multi-year vesting schedule, which aligns the interests of our NEOs to the long-term interests of shareholders.
✓ NEOs are subject to our executive stock ownership requirements.

2019 Executive Compensation Plan Framework

Our variable compensation consists of two programs: the annual incentive plan (“AIP”), which is an annual cash incentive program, and the long-term incentive plan (“LTIP”), which consists of performance-based and time-based equity vehicles.

Our AIP has four primary performance measures:

1.	Achievement of targeted adjusted EBITDA, which reflects our annual operating budget.

2.	Achievement of total revenue and other income, which reflects our annual operating budget.

3.	Achievement of short-term corporate milestone goals, which are defined each year.

4.	Individual goals, which are defined each year.

Our LTIP consists of three equity delivery vehicles:

1.

Project-related milestone grants are awarded once every three years, most recently in 2017, and are tied to specific business objectives related to our real estate development strategy. The Compensation Committee believes that accomplishing these goals are paramount to creating value in our land asset and achieving our long-term real estate development goals. The value of the milestone grants are three times that of an award that would normally be granted every year. The performance milestone focus is on identifying development projects, protecting and developing water assets, securing entitlement, permit, and mapping approvals, project implementation, and financing for our real estate holdings. These milestone performance grants have specific defined goals that are measurable and not subjective. This component of our LTIP delivers 40% of the long-term compensation opportunity over a 3-year period. Performance milestone grants for the three-year measurement period beginning in 2017 and are described in more detail below.

2.

Cash flow-related grants are awarded annually and tied to specific operating cash flow goals, measured over overlapping three year periods. This component of our LTIP delivers 40% of the long-term compensation opportunity.

3.

Time-vested restricted stock units are the final component of our LTIP. This element in the plan design recognizes the inherent risk in large-scale land development and helps balance the performance orientation of our approach with the objective of retaining our executive team. Further, time vested restricted stock units underscore an ownership orientation on the part of our executives. The grants vest one-third each year for three years. This component of our LTIP delivers 20% of the long-term compensation opportunity.

The Compensation Committee believes that long-term performance award design reflects the value creation process inherent in large-scale land development by first identifying projects, securing complex entitlements, managing litigation, mapping projects, and then developing the projects to maximize financial returns. Please refer to earlier graphic describing the land entitlement and development process within California.

Pay Mix Analysis

The target mix of total direct compensation elements for our NEOs, as a percentage of total compensation, is set forth in the table below. The first set of exhibits illustrates the three-year direct compensation target selected by the Compensation Committee for the period 2017 – 2019. We show a three-year period to account for the granting of project milestone equity performance grants that occurs once every three years. A project milestone grant was most recently made in March 2017. For comparison purposes, the second set of exhibits shows the 2017 – 2019 actual direct compensation granted pay mix. The actual to target direct comparison shows that we are in line with the three-year target and that the CEO’s long-term equity portion has increased as a percentage of his total direct compensation. This increase in the CEO’s long-term equity compensation is consistent with the intent of the Compensation Committee to have a greater percentage of pay tied to equity performance milestones.

Named Executive Officer—Target Mix 2017 – 2019	Base Salary	Annual Incentives	Long-Term Equity
CEO 3-Year Target (1)	25%	25%	50%
Other NEOs 3-Year Target (1)	33%	22%	45%

In comparison to the above three-year target pay mix the actual granted pay mix for 2017-2019 is shown in the chart and table below:

Named Executive Officer—Actual Granted Pay Mix 2017-2019	Base Salary	Annual Incentives	(2) Long-Term Equity
CEO 3-Year Target	21%	23%	56%
Other NEOs 3-Year Target	33%	23%	44%

1.	The three-year measurement period covers 2017 – 2019. LTIP milestone equity grants were made in 2017.
2.

Includes LTIP milestone equity grants that are made once every three years and are tied to specific milestones that lead to the achievement of development objectives. For this three-year period, the grants were made in 2017.

Realized vs. Summary Compensation Table Pay

The Summary Compensation Table (“SCT”) summarizes executive pay but does not account for the final payout of performance shares, if any, or the impact of changes to stock price on the value of restricted stock. Since the majority of awards under the Company’s LTIP do not fully vest until after three years, it can be difficult to assess the link between pay and performance by reviewing the SCT alone. For this reason, we also consider realized pay. Realized pay demonstrates the actual impact on executive pay of changes in our share price during the performance period, as well as the payout of performance shares. Shares of restricted stock that vest during the applicable time period are valued at the date of vesting, and performance shares, if any, are valued at the date of payout.

Realized vs. Summary Compensation Table Pay for the CEO: 2017 through 2019

The graph below illustrates three-year average SCT (“SCT Pay”) total compensation compared to three-year average realized total compensation for our CEO for the 2017-2019 period. The graph illustrates no differences between the comparisons for salary, cash incentives, or other annual compensation. However, the difference between long-term compensation values for the CEO is minimal, due to a 2016 supplemental performance grant vesting at the end of 2019. This supplemental performance grant is not included in the 2017-2019 summary compensation table pay. Excluding the 2016 supplemental performance grant vesting, the 2017-2019 realized pay would be 15% below the comparable 2017-2019 summary compensation table pay. This difference reflects the decrease in stock value realized over the period and the design of our compensation programs that emphasize long-term awards.

Realized vs. Summary Compensation Table Pay for NEOs (other than the CEO): 2017 through 2019

Average NEO realized compensation over the three-year period ended December 31, 2019 was lower than SCT Pay over the same period. The amount realized from the vesting of shares is considerably less than the value of equity grants reported in the SCT.

Market Comparison Review—2019 Peer Group

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, the Committee believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the real estate, land development, and agriculture industries and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

The skill, knowledge, and experience required of our senior management in the early period of large scale residential and mixed-use real estate communities is significant. Only with highly talented executives managing early stage development, will our assets realize their potential and our shareholders realize the desired return on their investment. In order to recruit and retain the executives we need in order to successfully manage and monetize our assets, we compare compensation to companies with greater current revenues when compared to our Company.

Each year, the Compensation Committee, with guidance from our independent compensation consultant, reviews companies for inclusion in our peer group. The goal is to identify companies that are engaged in real estate development activities and are appropriate for comparison purposes based on business activities, revenues and market capitalization.

At this time, the Compensation Committee believes that market capitalization is a more appropriate criterion for comparison to peer companies, considering that our primary assets remain under development and are not yet producing their full revenue potential. Generally, our peer companies have monetized the majority of their real estate assets and, therefore, have higher revenues and market capitalization, by comparison to our Company.

The 2019 peer group data is shown below. The related comparison statistics are based on 2018 and 2019 financial data which was relied on by the Compensation Committee in approving the 2019 peer group.

Agree Realty	Forestar Group
Alexander & Baldwin	Kite Realty Group
Alico	Limoneira
BRT Realty Trust	One Liberty Properties
Consolidated-Tomoka Land	Retail Opportunity Investments
Cousins Properties	Saul Centers
First Industrial Trust	St. Joe Co.
Five Point Holdings	Stratus Properties

Peer Company Data Comparison

(Dollars in Millions)	Peer Median (1)	Tejon (2)	Tejon Percent Rank
Total Revenues	$159	$66	6%
Market Capitalization	$1,090	$416	31%
Net Income	$33	$11	30%

(1)	Peer company data as of December 31, 2018; September 30, 2019; and October 31, 2019.
(2)	Tejon company data as of December 31, 2019.

Elements of Compensation

The Compensation Committee seeks to create a compensation plan that is balanced in its use of short-term and long-term compensation elements in order to align management’s incentives with the long-term interests of our shareholders and the development of our land assets. In developing the compensation plan, the Compensation Committee seeks to be aware of changing economic and industry conditions, as well as changing compensation trends. To achieve these objectives, the plan uses a variety of compensation elements as described below.

Compensation Component	Objective	Characteristics
Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of responsibility.	Fixed cash component annually reviewed and adjusted from time to time based on individual performance and peer group analysis.

Annual Incentive Bonus	Drive the achievement of performance goals in a particular fiscal year.	Annual incentive bonuses are paid in cash. This performance based bonus opportunity is based on the achievement of quantitative and qualitative goals. Performance period is one year.

Long-Term Incentive Compensation

Promote the achievement of our long-term financial goals and development milestone goals to create value by aligning NEO and shareholder interests, promoting NEO retention, and rewarding NEOs for performance over time.

Long-term incentive compensation is in the form of performance shares and time-vested awards. The payout of performance shares is based on the achievement of targets set by the Compensation Committee related to cash flow management and the achievement of measurable milestone goals related to development. Performance period for performance shares is three years. Time-vesting awards vest ratably over three years.

Base Salaries

When establishing base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives in our peer group. The Compensation Committee believes that compensation objectives are effectively met when a majority of an executive’s compensation is composed of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term fixed compensation better aligns management with shareholders.

The Compensation Committee approved the following 2018 and 2019 base salaries for our NEOs.

Name	2018 Salary	2019 Salary	Percent Increase
Gregory S. Bielli	$625,000	$675,000	8.0%
Allen E. Lyda	$325,000	$350,000	7.7%
Robert D. Velasquez	$253,380	$265,000	4.6%
Hugh F. McMahon	$255,544	$263,210	3.0%
Michael R.W. Houston	$261,375	$269,216	3.0%

For 2019, the Compensation Committee after review of peer group data, current industry expectations, and input from our compensation consultant determined that Mr. Bielli’s base salary would be increased to stay competitive with current marked expectations recognizing no adjustments were made in 2018. When granting the salary increases for 2019 for the other NEOs, the Compensation Committee, along with the Chief Executive Officer, performed an annual review of each of the other NEOs’ salaries and evaluated changes to base salary. This review considered several factors, including peer group information, the market for similar job functions, the economic environment, changes in job responsibilities, and the general experience of the Compensation Committee members. Mr. Lyda’s increase in 2019 was tied to his promotion to Chief Operating Officer.

In December 2019, the Compensation Committee determined that for 2020, our Chief Executive Officer’s salary would increase to $700,000 and the base salaries of the other NEOs would be increased by 3%. In determining the 2020 salary levels, the Compensation Committee evaluated overall Company performance, peer group information, base salary compensation in relation to total compensation, individual performance, and information from our compensation consultant.

Annual Incentive Plan

Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year. Annual incentive bonuses are paid in cash.

The attainment of each year’s quantitative financial goals for each of the NEOs is uncertain and is dependent upon factors such as real estate sales and leasing programs, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming and mineral operations due to the commodity nature of the products we produce and the fact that we do not know the production each year or the ultimate price we will receive for our products each year. The achievement of individual objectives tied to land entitlement, development, and conservation efforts is highly dependent on working with groups outside of the Company, such as government agencies, local county planning departments, and environmental resource groups, all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The following chart provides the performance level weightings for the Chief Executive Officer and the other NEOs.

Weighted Measures	Gregory S. Bielli - Chief Executive Officer	Allen E. Lyda - Chief Operating Officer*	Robert D. Velasquez - SVP Chief Financial Officer *	Hugh F. McMahon - EVP Real Estate	Michael R. W. Houston SVP General Counsel
	Corporate Quantitative Measurements
Adjusted EBITDA	40%	40%	40%	40%	40%
Adjusted Total Company Revenue	10%	10%	10%	10%	10%

Corporate Quantitative Measurements	50%	50%	50%	50%	50%
	Corporate Short-Term Objectives
Development of 580,000 sq. ft. spec building and 5,000 sq. ft. multi-tenant building by 4Q 2019 on budget	12%	12%	12%	12%	12%
Development of Mountain Village capital funding program	12%	12%	12%	12%	12%
Letter of Interest from a qualified replacement easement holder for conservation easements	6%	6%	6%	6%	6%

Corporate Short-Term Objectives	30%	30%	30%	30%	30%
	Divisional Quantitative / Qualitative Measurements
Individual Objectives	20%	20%	20%	20%	20%

Divisional Quantitative/Qualitative Weighting	20%	20%	20%	20%	20%

Total Weighting	100%	100%	100%	100%	100%

*	Mr. Lyda was appointed to serve as the Company’s Chief Operating Officer on January 4, 2019. Mr. Velasquez was appointed to serve as Chief Financial Officer January 4, 2019.

Generally, the Chief Executive Officer’s individual objectives are tied to land entitlement, public outreach in support of entitlement, and development and conservation goals as well as operational, strategic planning, and staffing objectives. The individual objectives for the other NEOs are generally related to land entitlement, development, and operational goals that support the achievement of corporate entitlement and development goals.

The annual incentive plan is structured, and bonus levels are determined based upon the level of achievement of threshold, target, and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective, and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other NEOs have different cash incentive opportunity levels (expressed as a percentage of base salary) for achievement at the threshold, target, and maximum levels. The target bonus levels expressed as percentage of base salary are in line with information provided by our independent compensation consultant.

The threshold, target, and maximum levels (expressed as a percentage of base salary) are outlined below.

	Threshold	Target	Maximum
Gregory S. Bielli, Chief Executive Officer	50.00%	100.00%	150.00%
Allen E. Lyda, Chief Operating Officer/Former Chief Financial Officer	45.00%	90.00%	135.00%
Robert D. Velasquez, SVP, Chief Financial Officer	25.00%	50.00%	75.00%
Hugh F. McMahon, EVP, Real Estate	35.00%	70.00%	105.00%
Michael R.W. Houston SVP, General Counsel	30.00%	60.00%	90.00%

Quantitative Financial Goal – Corporate

The achievement of entitlements and the beginning of development for our real estate projects is a very important long-term goal, and because Tejon does not generate significant revenue at this time, its short-term objectives, both quantitative and qualitative, are tied to metrics that are critical for the accomplishment of long-term goals. For our annual incentive, two corporate budgeted financial goals are considered: adjusted EBITDA and Total Revenue and Other Income. Total Revenue and Other Income includes revenue from operations, gross sales of investment property, investment income, other income, and equity in earnings of unconsolidated joint ventures. Our definition of adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, abandonment charges, and non-cash stock compensation. We believe this is a more accurate measurement of the cash used in the operations of the Company. We believe adjusted EBITDA provides a better indicator of management’s creation of operating cash, which is critical to the funding of our entitlement and development efforts, since the Company has significant non-cash expenses each year. The following table outlines adjusted EBITDA and Total Revenue and Other Income results for 2019. Adjusted EBITDA for compensation purposes includes only company specific operations and not the add back of our share of unconsolidated joint venture depreciation, amortization and interest expense. Therefore, this number is different from the numbers shown in the 2019 Annual Report and Form 10-K, Non-GAAP measures.

Corporate Quantitative Goal	2018 Actual	2019 Threshold	2019 Target	2019 Maximum	2019 Actual	% of Target (1)
Adjusted EBITDA *	$12,883,000	$7,910,000	$10,547,000	$15,821,000	$23,158,000	219.57%
Total Revenue and Other Income**	$50,797,000	$38,741,000	$51,655,000	$77,483,000	$67,337,000	130.36%

(1)	Maximum payment is capped at 150% of target.

The incentive targets are set based on the Company’s 2019 business plan and operating budget. The Compensation Committee uses data from each year’s annual budget because it is a reflection of what the Company believes will happen in the coming year based on an analysis of the commodity markets we operate in, anticipated weather patterns that impact our agricultural operations, and sales/leasing activity within TRCC. Our operating budgets we believe are a better predictor of each year’s revenue creation compared to prior year actual numbers, because our forecasting process attempts to pick up annual anticipated production within our crops, primarily pistachios, and trends in the commodity markets we operate in that may not be reflected in the prior year actual numbers.

Using prior year numbers as a target level for comparison to the next year can unfairly benefit or hurt plan participants due to the nature of commodity markets. The budgeted target goal for 2019 is less than the prior year actuals due largely to the anticipation of a decline in pistachio production due to the alternate year production cycle being lower and reduced estimates for the sale of water. The 2019 actual results are greater than target goal numbers and prior year numbers due to the favorable variances described earlier under 2019 Operational and Financial Results on page 31. The tables below reflect actual achievement shown in the format used by the Company internally to measure NEOs performance compared to the approved 2019 operating budget.

* Adjusted EBITDA Actual 2019 Calculation (non-GAAP):
Income before income tax benefit	$14,559,000
Interest, net	(1,239,000)
Depreciation and amortization	5,036,000
Stock compensation expense	3,198,000
Abandonment Charges	1,604,000

Total Adjusted EBITDA	$23,158,000

** Total Revenue and Other Income:
Real Estate Commercial /Industrial (includes equity in earnings of joint ventures)	$33,367,000
Mineral Resources	9,791,000
Farming	19,331,000
Ranch Operations	3,609,000
Investment Income	1,239,000

Total Revenue and Other Income	$67,337,000

Short-Term Milestone Objectives – Corporate

Annual short-term milestone corporate objectives are generally those items identified each year that are critical to successfully moving forward the Company’s long-term objectives related to land entitlement and development within our four development projects.

For 2019 the short-term objectives were as follows:

•

Development of a 580,000 square foot industrial building and a 5,000 square foot retail multi-tenant building by the fourth quarter and third quarter of 2019, respectively and on budget. The importance of this goal is to continue our positive momentum forward within TRCC by providing available product to the marketplace. The industrial building is 67% leased and the multi-tenant building was contributed to our TA/Petro joint venture, which will operate four food and beverage offerings within the building. This objective was met at the maximum level of achievement.

•

Development of Mountain Village capital funding structure and program to move project forward toward development in the future. Management is continuing to gather information regarding possible development and financing structures to bring to the Board for further approval. This goal has not been completed.

•

Solicit a letter of interest from a qualified replacement easement holder for Conservation Easements related to the Ranch Wide Conservation Agreement. This is important to the Company due to the long-term working relationship that will be created with the easement holder. This was achieved at the threshold level of achievement.

Individual Performance Objectives

In addition to the goals described above, the Chief Executive Officer’s annual incentive bonus in 2019 was based upon the achievement of individual performance objectives proposed by the Chief Executive Officer and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives, including the achievement of strategic milestones related to land development and entitlement efforts that the Compensation Committee and the Board believe to be critical to the achievement of the Company’s long-term business plan. Individual goals for 2019 specifically related to:

•	leading and directing a ranch-wide strategy to facilitate future successful entitlement of our development projects, implementation of strategic business plans for master planned communities,

•	overseeing an outreach strategy to build support for our entitlement programs in Los Angeles County and Kern County,

•	overseeing succession plans for key departments,

•	overseeing our corporate wide cost control program.

Based on the approval of the Centennial plan, reapproval of the Grapevine project, continued reduction in controllable costs excluding the cost of sales related to real estate and water sales and assessments which have fixed rates of increase, the Compensation Committee determined that the Chief Executive Officer’s individual performance was at a level above target achievement but below maximum achievement.

The other NEO’s individual performance goals are generally tied to individual areas of responsibility, which focus on both short-term and long-term goals (including improving operational efficiencies and achieving short-term milestones and other goals with respect to the Company’s long-term business strategy related to land entitlement, development, and conservation). Generally, the qualitative goals covered:

• Coordination regarding litigation, entitlement and permitting activity, and pre-development milestones for our Mountain Village community, Centennial community, and Grapevine community.
• Guiding the Company in working with various government agencies as a part of the entitlement process.
• Acquiring and managing water resources to include the development of new water infrastructure.
• Joint venture agreement for development of a new speculative building for lease within Tejon Ranch Commerce Center during 2018. New building to be constructed in 2019.
• Water treatment and water resource recovery facility permits for Mountain Village.
• Meeting implementation dates related to farm developments.
• Complete renewal of Company’s revolving line-of-credit and extension of term-loan.
• Analysis of future staffing requirements to meet near-term and long-term needs as the Company moves forward with its land entitlement and development plans.
• Coordination with key Resource Organizations and the Tejon Ranch Conservancy to allow for successful entitlement of our development projects.

The Chief Executive Officer and the Compensation Committee evaluate the success of the NEOs (other than the Chief Executive Officer) in meeting their individual performance objectives, with final approval provided by the Compensation Committee. The Chief Executive Officer and the Compensation Committee note whether each objective was accomplished in the time frame designated and if the outcome achieved was as specified in the original objective. The individual payouts as a percentage of target are shown in the table below.

2019 Performance Achievement

The following chart provides a breakdown of 2019 annual incentive award measurement by performance measurement category and the total 2019 incentive award as a percentage of salary. Final award measurement for the NEOs reflects actual results. The award measurement percentage for each NEO is shown in the following table.

Weighted Measures	Gregory S. Bielli - Chief Executive Officer	Allen E. Lyda - EVP-Chief Operating Officer	Robert D. Velasquez - SVP Chief Financial Officer	Hugh F. McMahon - EVP Commercial	Michael R.W Houston SVP/ General Counsel
	Corporate Quantitative Measurements
Adjusted EBITDA	40.00%	40.00%	40.00%	40.00%	40.00%
Results as % of Target	150.00%	150.00%	150.00%	150.00%	150.00%

Weighted Total (1)	60.00%	60.00%	60.00%	60.00%	60.00%

Adjusted Total Company Revenue	10.00%	10.00%	10.00%	10.00%	10.00%
Results as % of Target	130.36%	130.36%	130.36%	130.36%	130.36%

Weighted Total (1)	13.04%	13.04%	13.04%	13.04%	13.04%

	Corporate Short-Term Objectives
Blended Short-Term Objectives	30.00%	30.00%	30.00%	30.00%	30.00%
Results as % of Target	70.00%	70.00%	70.00%	70.00%	70.00%

Weighted Total (1)	21.00%	21.00%	21.00%	21.00%	21.00%

	Divisional Quantitative / Qualitative Measurements:

Individual Objectives	20.00%	20.00%	20.00%	20.00%	20.00%
Results as % of Target	123.76%	96.25%	102.50%	103.33%	99.40%

Weighted Total (1)	24.75%	19.25%	20.50%	20.67%	19.88%

	Total
Total Incentive Award as a Percentage of Target	118.79%	113.29%	114.54%	114.71%	113.92%

Total Incentive Award as a Percentage of Salary	118.79%	101.96%	57.27%	80.29%	68.35%

(1)	Weighted total is calculated as the performance objective times the performance achievement factor.

Equity Compensation

The Compensation Committee believes that the long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term equity incentives to align senior management’s interests with shareholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants to encourage teamwork.

Long-Term Equity Compensation Vehicle	Grant Frequency	Target Long- Term Vehicle Weight	Vesting	Purpose
Performance Related Milestone Grants	Every three years, most recent grant in 2017	40%	Cliff vesting at the end of the three-year period	To tie equity compensation to longer-term real estate development milestones
Three-Year Cash Flow Performance Grants	Annually	40%	Cliff vesting at the end of the three-year period	To measure and tie equity compensation opportunity to ongoing cash flow of our business, which is needed to fund our real estate development activities
Time-Vested Restricted Stock	Annually	20%	Three-year prorated vesting	To encourage share ownership and retention of executives

At the end of 2016, the Board of the Company, on the recommendation of the Compensation Committee, approved the 2017-2019 performance milestone measurement objectives that will be used to measure the vesting of performance milestone grants. The objectives are:

1.

Provide assistance in obtaining approval of and/or be a part of an approved ground water sustainability agency for the White Wolf Basin and the Castac Lake Basin. Grant date value of award equals 40% of total. The achievement of this goal is important to our ability to work with local water districts in the management of groundwater on our lands. This objective was met at the maximum level of achievement.

2.

Create a destination retail development program on land adjacent to the Outlets of Tejon and begin construction of that program. Grant Date value of award equals 35% of total. This objective is important to our ongoing development of TRCC and the expansion of retail services in order to expand our offerings and draw more consumers to our development. As a result of the macro change in the retail market we delayed moving forward with this project and the objective was not completed.

3.

Develop a program for the development of one of our residential master plans through a joint venture agreement, a letter of intent with a potential joint venture partner, or a program to develop the identified community ourselves. Grant date value of award equals 25% of total. This goal is key to the next step in the land development process as we move past entitlement and permitting and begin preparation to begin development activities. This goal has not been completed, but on-going work is continuing to push this objective forward.

Shares were granted in March 2017 with a target vesting date of December 2019. The values below represent three-years worth of long-term incentive opportunity based on milestone performance. Maximum award achievement is 150% of target and occurs if performance objectives are achieved ten months prior to target date. Threshold award achievement is 50% of target and occurs if objectives are achieved no more than ten months after the target vesting date. The following table identifies the target value and target shares granted:

	Target Value	Target Shares
Gregory S. Bielli	$1,500,002	65,076
Allen E. Lyda	$556,658	24,150
Robert D. Velasquez	$296,630	12,869
Hugh F. McMahon	$446,570	19,374
Michael R.W. Houston	$305,989	13,275

The actual number of stock units that vested in 2019 are identified in the footnotes to the Outstanding Equity Awards at 2019 Fiscal Year-End table that begins on page 58. When granting three-year cash flow performance shares, performance milestone shares, or time grants the Company’s practice is to determine annually a dollar amount of equity compensation to be provided for each type of grant, and to grant a number of shares that have a fair market value equal to that amount on the date of grant. Vesting of annual three-year cash flow performance share grants is tied to the achievement of budgeted cash provided from operations over 3 years. For 2019, the dollar amount attributed to three-year cash flow performance shares for the Chief Executive Officer was $540,000, and for the other NEOs it ranged from $106,000 to $210,000, depending on the importance of each NEO’s input to the successful achievement of the goal. The level of the target dollar amount for each NEO is based on a report from the POE Group (our prior compensation consultant) that recommended long-term compensation goals for each position. The shares granted are expensed based on the closing price of the stock on grant date.

This rolling three-year cash flow performance metric was selected by the Compensation Committee as a measurement of management’s ability to create operating cash over an extended period at a time when cash demands will be high and net income will not be significant. For the 2019 grant, this cash flow measure covers the years 2019 through 2021 and has a cumulative cash from operations target of $29,970,000. The Company believes that achievement of this target level of performance will require significant effort and is dependent on the continued absorption of land at TRCC, improvement in oil and mineral revenues, maintenance of farm revenues at current levels, sales of water, and progress with respect to pre-development activities at Mountain Village and entitlement activities at Centennial and Grapevine. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information regarding entitlement and development activities. This target assumes we are moving forward in a positive manner with respect to our development projects. These grants vest at the end of a three-year performance period. The number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award.

For the 2017–2019 period, the goal for cumulative cash from operations was $28,251,000. For the 2017–2019 period, goal achievement was 175.62% of the target objective, with actual cumulative cash from operations of $49,615,000. Maximum achievement is capped at 150% of target. These grants, which are referenced in footnote 2 to the Outstanding Equity Awards at 2019 Fiscal Year-End table that begins on page 58, vested and were delivered in early March 2020 after approval by the Compensation Committee.

Actual shares earned in respect of 2017-2019 three-year cash flow performance shares are as follows:

Name	2017-2019 Performance Grants Cash from Operations	Value at Vest – 2020
Gregory S. Bielli, Chief Executive Officer	32,538	459,762
Allen E. Lyda, Chief Operating Officer/Former Chief Financial Officer	12,075	170,620
Robert D. Velasquez, SVP, Chief Financial Officer	6,435	90,927
Hugh F. McMahon EVP, Real Estate	9,687	136,877
Michael R.W. Houston SVP, General Counsel	6,638	93,795

See the 2019 Grants of Plan Based Awards Table on page 57 for the number of shares granted to each NEO for the 2019-2021 rolling three-year period. The table below summarizes the outstanding (as of the end of 2019) cash flow performance share measurement goals.

(Dollars in thousands) Performance Grants	Threshold	Target	Maximum	Actual
2017-2019 Cash Flow Objective - Cash from Operations	$14,126	$28,251	$42,377	$49,615
2018-2020 Cash Flow Objective - Cash from Operations	$16,364	$32,727	$49,091	TBD
2019-2021 Cash Flow Objective - Cash from Operations	$14,985	$29,970	$44,955	TBD

During 2019, the Compensation Committee granted time-vested restricted stock to the NEOs. This element is seen as a balance to the strong performance orientation of both the LTIP and the annual incentive program, with the objective of retaining our executive team. The dollar value attributed to these shares is one-half the annual performance share grant. For 2019, the dollar amount for the Chief Executive Officer was $270,000, and for the other NEOs it ranged from $53,000 to $105,000.

In 2016, the Board of Directors of the Company, on the recommendation of the Compensation Committee, approved and granted to the CEO a one-time supplemental long-term stock incentive compensation opportunity. Potential awards are based on the achievement of specific performance goals with measurement periods of two years and four years. This supplemental incentive opportunity was provided outside our standard compensation plans and therefore does not recur regularly. The purpose of the supplemental grant was to increase our CEO’s stock ownership opportunity, by achieving performance results, and encourage his retention with the Company.

There were two award opportunities in the grant; the first vested in 2017 and the second vested in 2019. Each opportunity had quantifiable performance metrics associated with our business plans and a TSR component.

The first opportunity, which vested and was settled in 2017, was tied to the growth of revenue at Tejon Ranch Commerce Center East. The performance incentive was paid out at maximum due to a 96.6% increase in revenue from the properties. The TSR component of this opportunity was not earned due to not meeting the TSR performance objective.

The second award opportunity allowed the CEO the opportunity to earn up to a maximum of 90,000 shares of stock if, by December 31, 2019, entitlement is in place, a preliminary tract map is developed and approved, and the business plan is approved by the Board for Grapevine at Tejon Ranch and Mountain Village at Tejon Ranch. This objective was achieved at the maximum level. Please see the Stock Vested in Fiscal Year 2019 table on page 60, for value realized upon vesting. This second award opportunity also included a TSR component, which was not earned due to TSR for the measurement period being below the goal objective.

For the 2020-2022 period the long-term equity compensation plan is being changed to incorporate three-year measurement period performance milestones grants, time-vested grants, and price vesting grants tied to stock price performance.

Benefits and Perquisites

Retirement Plans

The Compensation Committee believes that retirement programs are important to the Company, as they contribute to the Company’s ability to be competitive with its peers. For many of our employees, including the Chief Operating Officer, and one of our Executive Vice Presidents of Real Estate, Tejon provides a pension plan and a 401(k) plan. In addition, the Company provides the Chief Operating Officer a supplemental executive retirement plan, or SERP. Based on their hiring dates, the Chief Executive Officer, the Chief Financial Officer, and our Senior Vice President and General Counsel are not included in the pension plan or SERP, which were frozen for entrance as of February 1, 2007, but are included in the 401(k) plan. During 2017, both the pension plan and SERP were frozen as to the accrual of future benefits.

The NEOs may elect to defer cash and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. Stock awards deferred into the plan can be converted to cash or kept in the Company’s stock. All participants to date have only deferred stock awards and have maintained stock in the plan. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Change in Control Benefits

The Compensation Committee believes that shareholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on shareholder interests when considering strategic alternatives. Except for accelerated vesting of equity awards, available to all NEOs, pursuant to our equity compensation plan, change in control benefits, as provided in a severance agreement with selected NEOs, are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. None of the agreements with our NEOs or other compensation plans, or arrangements provide for a gross-up payment or reimbursement for excise taxes that could be imposed on the executives. Beginning in 2019, future equity awards will have accelerated vesting only upon a change in control and termination of employment without cause or a resignation for good reason in connection with a change in control. Please refer to the Potential Payments Upon Termination or Change in Control table on page 62 of this Proxy Statement for a more detailed description and an estimate of value of these benefits.

In addition to the foregoing change in control severance benefits, the NEOs who participate in the pension plan and SERP will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans.

Separation or Severance Benefits

In some circumstances, the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves, even if the Company does not have a contractual obligation to provide a separation package. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically endured for approximately one year. A more detailed description of separation benefits payable to our NEOs is included below under “Fiscal Year 2019 Potential Payments Upon Termination or Change in Control” beginning on page 62 of this Proxy Statement.

Unless the Compensation Committee determines otherwise, if an NEO’s employment with the Company is terminated for any reason, including death or disability, prior to vesting of all or any part of a restricted stock award or performance unit award, the NEO will forfeit to the Company the portion of the award that has not vested.

Perquisites and Other Personal Benefits

The Compensation Committee reviews annually the perquisites that NEOs receive. The primary benefits for the NEOs are Company vehicles and related maintenance. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based life insurance policy. This additional insurance supplement is necessary to provide the same three-time salary benefit that other employees receive. These benefits are provided to attract and retain highly qualified executives, and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other Company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance.

Other Compensation Practices and Policies

Clawback Policy

The Company has a policy requiring a fixed course of action with respect to compensation adjustments following restatements of our financial statements. In the event that our Board determines there has been a restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that were vested in each case, on the basis of having met or exceeded such performance targets in grants or awards made during the three full fiscal years prior to the filing of the Current Report on Form 8-K announcing the restatement.

If such payments and/or vesting would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company’s shareholders such payments to and/or equity awards held by executive officers who are found personally responsible for the material restatement, as determined by the Board, by requiring such executive officers to pay such amounts to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Stock Ownership Guidelines

The Company’s stock retention guidelines are as follows:

Position	Stock Multiple
Chief Executive Officer	5.0 x Base Salary
Chief Operating Officer and Chief Financial Officer	3.0 x Base Salary
Other NEOs	2.0 x Base Salary

All NEOs are expected to make reasonably steady progress toward these ownership guidelines each year While the Chief Executive Officer had not met the guidelines as of the end of 2018 due to our year-end stock price, he is expected to meet the guidelines during 2020. The Executive Vice President of Real Estate has until

2020 to meet the guidelines, and the Senior Vice President General Counsel and the Senior Vice President, Chief Financial Officer have through 2021 to reach their guidelines, based on their participation dates. The Chief Operating Officer has met the stock ownership guidelines. The Compensation Committee reviews such progress annually. Since these guidelines are not a contractual basis for remaining in the employment of the Company, the success or lack of success in meeting the guidelines will be evaluated by the Compensation Committee and reflected in each NEO’s annual review for that year.

Securities Trading Policy Including Derivatives Trading, Hedging, and Pledging

The Company has a policy that prohibits executive officers and directors from trading in Company stock while in the possession of nonpublic information. Executive officers and directors are also prohibited from trading in options, puts, calls, or other derivative instruments related to the Company’s stock. They are also prohibited from purchasing stock on margin, borrowing against the Company’s stock held in a margin account, or pledging stock as collateral for a loan.

The Company also maintains an Insider Trading Policy, under which directors, executive officers, and employees—and their designees—are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities that were granted to the employee or director by the Company as compensation or that are held, directly or indirectly, by the employee or director.

Tax Considerations

For 2017 and prior years, Section 162(m) of the Internal Revenue Code imposed a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. Following adoption of the 2017 Tax Cuts and Jobs Act (the “Tax Cuts and Jobs Act”), the exceptions from Section 162(m)’s deduction limit for performance-based compensation and for the chief financial officer’s compensation were eliminated effective for taxable years beginning after December 31, 2017. Under the Tax Cuts and Jobs Act, annual compensation paid to covered employees in excess of $1 million dollars will not be deductible (other than in the case of certain arrangements in place as of November 2, 2017). Due to the complexity of Section 162(m) and the grandfather rules thereunder, the Compensation Committee cannot be certain that compensation arrangements that were in place before such date that were intended to qualify as performance-based compensation under Section 162(m) will in fact be deductible.

Compensation Committee Interlocks and Insider Participation

Directors Betts, Leggio, Metcalfe, Stack, and Tisch served on the Compensation Committee during 2019. No member of the Compensation Committee is or has been an officer or employee of the Company, or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2020 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. This report is provided by the following independent directors, who comprised the Compensation Committee for 2019.

Steven A. Betts (Chairman),

Anthony L. Leggio,

Norman J. Metcalfe,

Geoffrey L. Stack,

Daniel R. Tisch

Fiscal Year 2019 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the NEOs for the fiscal years ended December 31, 2019, 2018, and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Gregory S. Bielli	2019	675,000	—	809,991	801,818	—	22,177	2,308,986
Chief Executive Officer	2018	625,000	—	750,001	855,768	—	22,177	2,252,946
	2017	625,000	—	2,233,199	437,770	—	19,364	3,315,333

Allen E. Lyda*	2019	350,000	—	315,003	356,854	338,155	10,295	1,370,307
Chief Operating Officer/	2018	325,000	—	292,507	371,074	—	10,295	998,876
Former Chief Financial Officer	2017	309,252	—	834,966	144,043	175,874	9,857	1,474,012

Hugh F. McMahon	2019	263,210	—	236,893	211,334	94,295	9,835	815,567
Executive Vice President, Real Estate	2018	255,544	—	229,988	238,037	—	9,835	733,404
	2017	248,101	—	667,689	99,388	57,075	8,867	1,081,120

Robert D. Velasquez *	2019	265,000	—	159,000	151,760	—	15,000	590,760
Senior Vice President, Chief Financial Officer

Michael R.W. Houston	2019	269,216	—	161,529	184,008	—	11,626	626,379
Senior Vice President, General Counsel	2018	261,375	—	156,816	208,394	—	11,626	638,211
	2017	255,000	—	460,516	101,694	—	9,407	826,617

*

Mr. Lyda was appointed to serve as the Company’s Chief Operating Officer on January 4, 2019. For the entirety of 2018, Mr. Lyda served as the Company’s Chief Financial Officer. Mr. Velasquez was appointed to serve as Chief Financial Officer on January 4, 2019.

1.

The figures in this column represent equity awards for the Chief Executive Officer and for the other NEOs as follows: (i) grant date fair value of time-based grants; and (ii) the grant date fair value of the three-year rolling performance shares granted in 2019. The following outlines the 2019 stock grants:

	Time Based Restricted Stock Award	Three-Year Rolling Performance Shares	Total Actual Award
Gregory S. Bielli	$269,997	$539,994	$809,991
Allen E. Lyda	$105,001	$210,002	$315,003
Hugh F. McMahon	$ 78,958	$157,935	$236,893
Robert D. Velasquez	$ 53,006	$105,994	$159,000
Michael R. W. Houston	$ 53,837	$107,692	$161,529

The value of stock awards is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value for grants with performance conditions includes the estimated probable outcome of the performance condition. Further information regarding stock awards can be found in Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The stock awards granted did not vest during 2019 and will only vest in future years based on the achievement of cash flow targets, milestones and/or continued employment with the Company.

At maximum achievement, the value received under the three-year rolling performance shares awards granted in 2019 would be $810,000 for Mr. Bielli, $315,000 for Mr. Lyda, $237,000 for Mr. McMahon, $159,000 for Mr. Velasquez, and $162,000 for Mr. Houston.

2.	Non-equity incentive plan compensation is described in the Compensation Discussion and Analysis under “Annual Incentive Plan” beginning on page 43. Incentive bonuses are paid in cash.
3.

The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the applicable fiscal year. See Note 15, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.

4.

Except with respect to Mr. Bielli, for whom “All Other Compensation” also includes $3,720 for life insurance premiums, each of the NEOs received the amounts set forth in this column in the form of a Company-provided vehicle and related maintenance.

Grants of Plan-Based Awards in Fiscal Year 2019

The following table provides information about awards granted to the NEOs in the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory S. Bielli
Annual Incentive Plan	2019		337,500	675,000	1,012,500
Time Vested Stock Grant		3/12/19							14,950	269,997
Performance Grants, Cash Flow Objective		3/12/19				14,950	29,900	44,850		539,994
Allen E. Lyda
Annual Incentive Plan	2019		157,500	315,000	472,500
Time-Vested Stock Grant		3/12/19							5,814	105,001
Performance Grants, Cash Flow Objective		3/12/19				5,814	11,628	17,442		210,002
Hugh F. McMahon
Annual Incentive Plan	2019		92,124	184,247	276,371
Time-Vested Stock Grant		3/12/19							4,372	78,958
Performance Grants, Cash Flow Objective		3/12/19				4,373	8,745	13,118		157,935
Robert D. Velasquez
Annual Incentive Plan	2019		66,250	132,500	198,750
Time-Vested Stock Grant		3/12/19							2,935	53,006
Performance Grants, Cash Flow Objective		3/12/19				2,935	5,869	8,804		105,994
Michael Houston
Annual Incentive Plan	2019		80,765	161,530	242,294
Time Vested Stock Grant		3/12/19							2,981	58,837
Performance Grants, Cash Flow Objective		3/12/19				2,982	5,963	8,945		107,692

1.

The annual non-equity incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the NEO’s responsibilities. For 2019, based upon the percentage of achievement shown in the “Annual Performance-Based Incentives” section of the Compensation Discussion and Analysis, Mr. Bielli earned an incentive of $801,818; Mr. Lyda $356,854; Mr. McMahon 211,334; Mr. Velasquez $151,760; and Mr. Houston $184,008.

2.

The equity incentive award program provides for performance unit grants, which vest upon achievement of a cash flow objective over a three-year time frame. The objective is based upon meeting targeted cash from operations within the Company’s five-year business plan. The three-year objective for these potential stock awards is cash from operations of $29,970,000. For additional details, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 49.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information on the current holdings of restricted stock, and performance unit awards of the NEOs. This table includes unvested stock grants, as well as performance share grants with performance conditions that have not yet been satisfied. Each equity grant for equity that was outstanding as of December 31, 2019 is shown separately for each NEO. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2019, which was $15.98 per share. The market value as of December 31, 2019 shown below assumes satisfaction of performance objectives at the target level of achievement.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory S. Bielli:
Time-Based Stock Awards (1)	25,951	414,697
Performance Shares (2)			73,745	1,178,445
Milestone Performance Units (3)			65,076	1,039,914
Totals Gregory S. Bielli	25,951	414,697	138,821	2,218,360
Allen E. Lyda:
Time-Based Stock Awards (1)	10,035	160,359
Performance Shares (2)			28,318	452,522
Milestone Performance Units (3)			24,150	385,917
Totals Allen E. Lyda	10,035	160,359	52,468	838,439
Hugh McMahon:
Time-Based Stock Awards (1)	7,714	123,270
Performance Shares (2)			21,996	351,496
Milestone Performance Units (3)			19,374	309,597
Totals Hugh McMahon	7,714	123,270	41,370	661,093
Robert D. Velasquez:
Time Based Stock Awards (1)	5,147	82,249
Performance Shares (2)			14,650	234,107
Milestone Performance Units (3)			12,869	205,647
Totals Robert D. Velasquez	5,147	82,249	27,519	439,754
Michael R.W. Houston:
Restricted Stock Units (4)	2,500	39,950
Time-Based Stock Awards (1)	5,262	84,087
Performance Shares (2)			15,020	240,020
Milestone Performance Units (3)			13,275	212,135
Totals Michael R.W. Houston	7,762	124,037	28,295	452,154

1.	Time-based stock award vesting occurs ratably over three years from the grant date. Unvested time-based stock awards outstanding as of December 31, 2019 were as follows:

Name	2017 Time Based Grants	2018 Time Based Grants	2019 Time Based Grants	Total Time-Based Stock Awards
Gregory S. Bielli	3,616	7,385	14,950	25,951
Allen E. Lyda	1,341	2,880	5,814	10,035
Hugh F. McMahon	1,077	2,265	4,372	7,714
Robert D. Velasquez	715	1,497	2,935	5,147
Michael R. W. Houston	737	1,544	2,981	5,262

2.

Performance shares consist of shares that may vest during March 2020, 2021, and 2022 based upon achievement of a rolling three-year cash flow objective that is included within our five-year business plan. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares vested in 2019 and will be settled in 2020 due to the achievement of the specified cash flow objective over the 2017 – 2019 period:

Name	2020 Performance Share Awards Not Vested	2021 Performance Share Awards Not Vested	2022 Performance Share Awards Not Vested	Total Performance Share Awards
Gregory S. Bielli	21,692	22,153	29,900	73,745
Allen E. Lyda	8,050	8,640	11,628	28,318
Hugh F. McMahon	6,458	6,793	8,745	21,996
Robert D. Velasquez	4,290	4,491	5,869	14,650
Michael R. W. Houston	4,425	4,632	5,963	15,020

Actual shares earned in respect of the 2017-2019 three-year cash flow performance shares at an achievement level of 175.62% (maximum shares earned at 150% of target) as follows:

Name	2017-2019 Performance Grants Cash from Operations
Gregory S. Bielli, Chief Executive Officer	32,538
Allen E. Lyda, Chief Operating Officer/Former Chief Financial Officer	12,075
Robert D. Velasquez SVP, Chief Financial Officer	6,435
Hugh F. McMahon EVP, Real Estate	9,687
Michael R.W. Houston SVP, General Counsel	6,638

3.

Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our residential development. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 49.

Actual shares earned in respect of the 2017-2019 Performance Milestone Shares:

Name	2017-2019 Milestone Performance Grants
Gregory S. Bielli, Chief Executive Officer	39,046
Allen E. Lyda, Chief Operating Officer/Former Chief Financial Officer	14,490
Robert D. Velasquez SVP, Chief Financial Officer	7,721
Hugh F. McMahon EVP, Real Estate	11,624
Michael R.W. Houston SVP, General Counsel	7,965

4. The RSUs granted to Mr. Houston will vest ratably over a three-year period beginning in May 15, 2017.

Stock Vested in Fiscal Year 2019

The following table provides information for the NEOs regarding the value realized and the number of shares acquired upon the vesting of stock awards, before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory S. Bielli
Time Grant	11,377	208,768
Performance Grants (1)	22,063	404,856
Supplemental Performance Grants	90,000	1,461,600
Total Gregory S. Bielli	123,440	2,075,224
Allen E. Lyda
Time Grants	4,310	79,089
Performance Share Grants (1)	8,280	151,938
Total Allen E. Lyda	12,590	231,027
Hugh F. McMahon
Time Grants	3,434	63,014
Performance Share Grants (1)	6,643	121,899
Total Hugh F. McMahon	10,077	184,913
Robert D. Velasquez
Time Grant	4,413	80,979
Performance Share Grants (1)	2,277	41,783
Total Robert D. Velasquez	6,690	122,762
Michael R.W. Houston
Restricted Stock Grants	2,500	45,150
Time Grant	1,510	27,709
Total Michael R. W. Houston	4,010	72,859

1.

The performance share grants that vested and settled during 2019 were originally granted in 2016 as part of the annual rolling three-year performance grant that is tied to the achievement of specified cash management objectives. The supplemental performance grants were originally issued in 2016 and were tied to the achievement of project related milestones within Mountain Village, Grapevine, and Centennial. For additional detail regarding performance equity plans, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 49.

Pension Benefits in Fiscal Year 2019

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone hired on or after February 1, 2007, is not allowed to participate in the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s Social Security retirement date. The amount of annual benefit, payable monthly, is based upon an employee’s average monthly compensation, which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly is 1.45% of the average monthly compensation, offset by .65% of the final average compensation not in excess of one-twelfth of covered compensation, multiplied by total years of service (up to a maximum of 25 years). Effective April 2017, the Company froze the pension plan and SERP as it relates to the accrual of future benefits.

The supplemental executive retirement plan, or SERP, was established for the NEOs to replace any pension benefit the NEOs might lose due to the IRS-prescribed limit applicable to tax-qualified plans. The SERP benefit is calculated based on the same formula as the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory S. Bielli	None
Allen E. Lyda	Defined Benefit Plan	30	915,780	—
	Supplemental Executive Retirement Plan	30	1,048,059	—
Hugh F. McMahon	Defined Benefit Plan	19	389,932	—
Robert D. Velasquez	None
Michael R. W. Houston	None

1.

The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 15, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for the valuation method and these assumptions.

Fiscal Year 2019 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses, and vested restricted stock or performance units, and there are no limits on the extent of deferral permitted. The plan is available for the NEOs and directors of the Company. Each of the NEOs with deferred compensation has elected to defer payment until termination of employment, at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. The plan provides for withdrawals in the event of unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the employee, as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The decision by each NEO to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming year. The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any NEO or director. Earnings from any cash contributed or stock that is converted to cash by a NEO or director are based upon the market return of the investment in which such officer or director directed his or her contribution. All holdings in the nonqualified deferred compensation plan are in the form of Company stock. No shares have been converted to cash within the plan.

Name	Executive Contribution in Last FY ($)	Aggregate Earnings (Loss) in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (1) ($)
Gregory S. Bielli	—	—	—	—
Allen E. Lyda	—	(6,117)	—	162,916
Hugh F. McMahon	—	—	—	—
Robert D. Velasquez	—	—	—	—
Michael R. W. Houston	—	—	—	—

1.	All amounts reported in the aggregate balance at last fiscal year-end were reported as compensation to the NEO in the Summary Compensation Table for previous years.
2.

Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2019. This factor is used because all investments within the nonqualified deferred compensation plan are held in Company stock.

Fiscal Year 2019 Potential Payments Upon Termination or Change in Control

The Company has entered into an agreement with selected NEOs that provides for specified benefits upon a change in control and/or upon certain terminations outside of a change in control. A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Benefits are payable to an NEO as a result of termination of employment in connection with a change in control if the NEO is terminated without cause during the two years after the occurrence of a change in control or the NEO is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The NEO will also receive benefits if he or she voluntarily terminates employment after a change in control if the NEO has been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e., a resignation for good reason). An NEO’s employment shall be deemed to have been terminated with cause if employment is terminated as a result of failure to perform his or her duties, willful misconduct or breach of fiduciary duty, fraud, or wrongful disclosure of confidential information. Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other NEOs, and a lump sum payment of two and one-half times the NEO’s average bonus for the previous three years. The NEOs are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each NEO also has the right to a three-month period to continue use of any perquisites he or she may have had prior to the change in control. For all NEOs unvested performance unit awards will vest at target achievement levels and other time-based awards will vest in full upon a change in control whether or not the NEO is terminated as outlined in the equity compensation plan. During the period of time described above during which benefits are to be received in connection with a change in control, the NEO must agree not to solicit any employees of the Company or disclose any confidential information related to the Company.

		Before Change in Control	After Change in Control (1)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Change in Control (1) No Termination ($)
Gregory S. Bielli (3)	Salary Continuation		2,025,000
	Bonus – Target		2,025,000
	Health Insurance		57,888
	Other Compensation (2)		140,544
	Equity Compensation		2,633,057	1,916,354

	Total Value		6,881,489	1,916,354
Allen E. Lyda (4)	Salary Continuation	350,000	875,000
	Bonus – Target	315,000	787,500
	Health Insurance	19,296	48,240
	Other Compensation (2)	177,574	177,574
	Equity Compensation	204,049	998,798	720,075

	Total Value	1,065,918	2,887,112	720,075
Hugh F. McMahon (5)	Equity Compensation		784,362	574,753

	Total Value		784,362	574,753
Robert D. Velasquez (6)	Equity Compensation		522,003	381,315

	Total Value		522,003	381,315
Michael R.W. Houston	Salary Continuation		673,000
	Bonus – Target		403,824
	Health Insurance		68,910
	Other Compensation (2)		30,864
	Equity Compensation		576,191	433,266

	Total Value		1,752,828	433,266

1.

Restricted stock and performance units granted prior to 2019 vest upon a change in control. Beginning in 2019, all new stock grants provide for a double trigger vesting meaning that shares will vest in connection with a change in control only if such transaction is followed by a termination without cause or for good reason. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level. The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2019 of $15.98.

2.

“Other Compensation” consists of accrued and unused vacation and personal paid leave at the time of termination and, if the NEO has the right to use a Company vehicle prior to termination, the continuation of that benefit for a three-month period.

3.

Beginning in 2020, if Mr. Bielli is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason, Mr. Bielli will receive an amount equal to eighteen months of base salary; an amount equal to eighteen months of target annual incentive; contribution of medical benefits for an eighteen month period; and any stock awards that were scheduled to vest during the calendar year of termination will be deemed vested as of date of termination.

4.

If Mr. Lyda is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason, Mr. Lyda will receive an amount equal to one times his annual base salary; an amount equal to one times an average annual bonus over the last three years; continuation of medical benefits for a one-year period; any stock grants that vest at time of separation and that vest during the twelve-month period after separation.

5.	Beginning in 2020, Mr. McMahon will also be able to participate in the NEO change in Control Benefits as described above.
6.	Mr. Velasquez at this time only has change in control benefits related to outstanding stock awards per stock grant agreements.

Director Compensation in Fiscal Year 2019

In 2019, non-employee directors received 1,000 shares of stock and an annual retainer of $60,000 payable quarterly in the form of common stock or a combination of common stock and cash. Common stock is paid in arrears, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board received an annual retainer of $25,000 payable in common stock, and the Chairman of each of the Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees received an annual retainer of $15,000 payable in common stock. Directors affiliated with a person or entity owning 10% or more of the Company’s total shares outstanding could elect to receive their entire annual retainer in cash. Directors are not paid any fees for board or committee meeting attendance. The Compensation Committee has approved stock retention guidelines for non-employee directors; the target retention value is five times the value of the annual director retainer.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards ($)	Total ($)
Robert A. Alter	—	28,968	28,968
Steven A. Betts	30,000	61,780	91,780
Jean Fuller	30,000	46,777	76,777
Anthony L. Leggio	30,000	61,780	91,780
Norman J. Metcalfe	30,000	71,772	101,772
Geoffrey L. Stack	—	91,772	91,772
Daniel R. Tisch	—	76,784	76,784
Michael H. Winer	—	91,772	91,772

1.

The amounts reported reflect the grant date fair value of stock awards granted in 2019 to each director. Please see Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for additional information regarding the valuation of stock awards. The number of stock awards granted each year is determined on a quarterly basis by dividing one-fourth of the annual retainer by the closing stock price at the end of each quarter. At the end of 2019, there were no unvested outstanding equity awards for our directors.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our President and CEO and the annual total compensation of our median compensated employees:

The 2019 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2019, other than our CEO, was $58,892; our CEO’s 2019 annual total compensation was $2,308,986 as reflected in the Summary Compensation Table on page 55, and the ratio of these amounts was 39 to 1. The median compensated employee was identified as one of our professional staff working in our ranch operations department.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Pay elements that were included in the annual total compensation for each employee in determining the median compensated employee were:

•	Salary received in 2019

•	Annual incentive payment received for performance in 2019

•	Grant date fair value of stock awards granted in 2019

•	Company provided vehicle and related maintenance, or auto allowance paid in 2019

This is the same approach used to determine total annual compensation of our CEO reflected in the summary compensation table.

We determined the compensation of our median employee by calculating the annual total compensation including the compensation items just described for each of our employees. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any employee not employed for a full year. We excluded from the determination of our median compensated employee any employee that left the Company during 2019 and therefore was not employed on December 31, 2019. Based upon the compilation of this data we determined the median compensated employee as identified above.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stock ownership of shareholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 26, 2020. As of March 26, 2020, we had 26,212,329 shares of Common Stock outstanding. The table also provides the stock ownership as of the same date of all directors, each NEO named in the above Summary Compensation Table, and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
TowerView LLC 460 Park Avenue, 20th Floor New York, NY 10022	3,700,000	(3)	14.12%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,985,157	(4)	11.39%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	1,534,863	(5)	5.86%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	1,516,118	(6)	5.78%
Royce & Associates LP 745 Fifth Avenue New York, NY 10151	1,496,410	(7)	5.71%
Directors
Steven A. Betts	24,542	(8)	*
Gregory S. Bielli	194,474	(10)	*
Jean Fuller	2,789	(8)	*
Anthony L. Leggio	31,940	(8)	*
Norman J. Metcalfe	61,576	(8)	*
Geoffrey L. Stack	70,616	(9)	*
Daniel R. Tisch	4,841,625	(3)	18.47%
Michael H. Winer	10,051	(11)	*
Executive Officers
Michael Houston	15,054	(8)	*
Allen E. Lyda	149,363	(9)	*
Hugh F. McMahon, IV	26,250	(8)	*
Joseph E. Rentfro	38,986	(9)	*
Robert Velasquez	15,080	(8)	*
All executive officers and directors as a group (13 persons)	5,482,346		20.92%

*	Less than 1%.
(1)

In each case, the named shareholder in the above table has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock, and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column shares of vested and unvested restricted stock granted to a beneficial owner and warrants granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days of March 26, 2020, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his or her relationship with the Company.
(2)

For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days of March 26, 2020 are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Also included are restricted stock units that could possibly vest within 60 days of March 26, 2020, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.

(3)

TowerView LLC has sole voting power and investment power over its 3,700,000 shares of common stock shown. Mr. Tisch has dispositional and voting authority over all shares owned by TowerView LLC. Mr. Tisch also has dispositional and voting authority over 1,087,507 shares owned by DT Four Partners LLC and 54,118 shares owned directly. Information provided from Form 4 filed January 7, 2020.

(4)

A Schedule 13G/A filed on February 12, 2020 by The Vanguard Group (“VG”) with the SEC indicates that VG beneficially owns 2,985,157 shares, with sole power to vote or direct the voting of 19,655 shares, shared power to vote or direct the voting of 1,200 shares, sole power to dispose or direct the disposition of 2,966,702 shares, and shared power to dispose or direct the disposition of 18,455 shares.

(5)

A Schedule 13G/A filed on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional”) with the SEC indicates that Dimensional beneficially owns 1,534,863 shares, with sole power to vote or direct the voting of 1,420,655 shares and sole power to dispose or direct the disposition of 1,534,863 shares.

(6)

A Schedule 13G/A filed on February 6, 2020 by BlackRock, Inc. (“BlackRock”) with the SEC indicates that BlackRock beneficially owns 1,516,118 shares, with sole power to vote or direct the voting of 1,463,898 shares and sole power to dispose or direct the disposition of 1,516,118 shares.

(7)

A Schedule 13G/A filed on January 29, 2020 by Royce & Associates LP (“RA”) with the SEC indicates that RA beneficially owns 1,496,410 shares, with sole power to vote, dispose, or direct the voting or disposition of 1,496,410 shares.

(8)

The shares owned by Mr. Leggio include 31,940 shares of stock that are held in his personal investment accounts. The shares owned by Mr. Metcalfe include 18,620 shares in his personal investment accounts and 42,956 deferred restricted stock units that could possibly vest within 60 days of March 26, 2020. The shares owned by Mr. Betts include 23,237 shares of stock in his personal investment accounts and 1,305 deferred restricted stock units that could possibly vest within 60 days of March 26, 2020. Ms. Fuller owns 2,789 shares of stock, held in her personal investment account. The shares owned by Mr. McMahon include 26,250 shares that are held in his personal investment account. The 15,080 shares owned by Mr. Velasquez are held in his personal investment account. The shares owned by Mr. Houston include 15,054 shares that are held in his personal investment account.

(9)

The shares owned by Mr. Stack include 30,338 shares in his personal investment accounts and 40,278 deferred restricted stock units that could possibly vest within 60 days of March 26, 2020. The shares owned by Mr. Lyda include 139,168 shares in his personal investment accounts and 10,195 deferred restricted stock units that could possibly vest within 60 days of March 26, 2020. The shares owned by Mr. Rentfro include 38,986 shares in his personal investment accounts. The shares owned by each of Messrs. Stack, Lyda, and Rentfro in their personal investment accounts are held as community property concerning which the named persons and their respective spouses share voting and investment power.

(10)

Mr. Bielli owns 194,474 shares in his personal investment accounts. Some of these shares are held by a family trust and the remainder are held as community property. In each case, he and his spouse share voting and investment power.

(11)

Mr. Winer retired from Third Avenue Management LLC (“TAM”) on February 28, 2018 and has had no affiliation with TAM since. As a portfolio manager of TAM, Mr. Winer was not permitted to personally own shares in the Company prior to his retirement. The shares owned by Mr. Winer include 10,051 shares of stock that are held in his personal investment accounts.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Anthony L. Leggio (Chairman), Geoffrey L. Stack,

Michael H. Winer, and Norman J. Metcalfe

Members of the Audit Committee

OTHER MATTERS

Related Person Transactions

The Board follows certain written policies and procedures developed for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement, or relationship, or any series thereof, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, or over the term of the contract; (ii) the Company is a participant; and (iii) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director, or director nominee of the Company, or any beneficial owner of more than 5% of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statements with related persons in accordance with Item 404 of Regulation S-K.

In the course of the Board’s review and approval or ratification of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer or his or her ability to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. There have been no related party transactions since the beginning of 2019.

Financial Information

Both the Company’s Annual Report to Shareholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules, but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243.

Notice of Internet Availability

You can now access the 2019 Annual Report to Shareholders, the 2019 Annual Report on Form 10-K, and the Proxy Statement for the 2020 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to you to enable you to cast your vote in one of three convenient ways: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. You may also attend the meeting and vote in person. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive this data through the Internet and by an email directing you to vote electronically. You can make this election as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any shareholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group, or any of the independent directors individually may send written communications to Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, Attention: Corporate Secretary, or via the “Contact” link on the Company’s web-site, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee, or any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Shareholder Proposals for 2021 Annual Meeting

Rule 14a-8 Shareholder Proposals. Shareholder proposals to be presented at the 2021 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 7, 2020, in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

Advance Notice Nominations and Proposals. The Company’s Certificate of Incorporation requires that the Company be given advance written notice of shareholder nominations for election to the Company’s Board and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2021 Annual Meeting only if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Shareholders was mailed, or the public disclosure was made. If shareholders approve the amendments to the Certificate of Incorporation described under Proposal 4(b) above, the amendments would remove the deadlines described earlier in this paragraph from the Certificate of Incorporation, and the Board intends to approve amendments to the Bylaws to establish customary advance notice deadlines, which would apply beginning with the 2020 Annual Meeting. The Company intends to disclose these amendments, including the new deadlines, on the Form 8-K announcing the Bylaw amendments.

A shareholder’s notice to the Secretary must comply with the Certificate of Incorporation and Bylaws.

Shareholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding the Company’s Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement that are delivered until such time as one or more of these shareholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and/or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, or by telephone at 661-248-3000, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the 2020 Annual Meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Shareholders are urged to sign and return their proxies without delay.

For the Board of Directors,

              NORMAN J. METCALFE, Chairman of the Board

              ALLEN E. LYDA, Chief Operating Officer, Assistant Secretary

ANNEX 1 – PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION

Proposal 4(a)

Article VIII. Election of Directors

Section 1. Classified Board. ~~The directors in office, or who shall take office upon the effectiveness of this Restated Certificate of Incorporation,~~ Until the election of directors at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”), the directors shall be divided into three classes: Class I, Class II, and Class III. Such classes shall be as nearly equal in number of directors as possible. ~~If, at the time this Restated Certificate of Incorporation becomes effective, consistent with the provision that the three classes shall be as nearly equal in number of directors as possible, any directorship may be allocated to one of two or more classes, the directorship shall be allocated to that of the available classes whose term of office is due to expire at the latest date following such allocation. Each director shall serve for a term ending at the third annual shareholders meeting~~ Each director elected at or prior to the 2020 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which ~~such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending at the annual meeting to be held in 1988, the directors first elected to Class II shall serve for a term ending at the annual meeting to be held in 1989, and the directors first elected to Class III shall serve for a term ending at the annual meeting to be held in 1990~~ the director was elected. Each director elected at the 2021 annual meeting of stockholders shall be elected for a two-year term expiring at the 2023 Annual Meeting. Each director elected at the 2022 annual meeting of stockholders shall be elected for a one-year term expiring at the 2023 Annual Meeting. At the 2023 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Notwithstanding any of the foregoing provisions of this Article VIII, each director shall serve until his or her term has expired and his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

~~At each annual election held, beginning with the 1988~~ Prior to the 2023 Annual Meeting, (1) the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality in the number of directors among the classes~~. When~~, (2) when the Board of Directors fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he or she succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes~~. If one or more Related Persons then exist, vacancies resulting from the death, resignation or removal of a Continuing Director can only be filled by the vote of a majority of the remaining Continuing Directors or by (i) the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Stock and (ii) the affirmative vote of the holders of a majority of the Disinterested Shares as to all Related Persons. Notwithstanding~~, (3) notwithstanding the provision that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member, until the expiration of his or her current term or his or her earlier death, resignation or removal~~. If~~ and (4) if any newly created directorship or vacancy on the Board, consistent with the provision that the three classes shall be as nearly equal in number of directors as possible, may be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

If one or more Related Persons then exist, vacancies resulting from the death, resignation or removal of a Continuing Director can only be filled by the vote of a majority of the remaining Continuing Directors or by

(i) the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Stock and (ii) the affirmative vote of the holders of a majority of the Disinterested Shares as to all Related Persons.

Section 2. Directors Elected by Preferred Stock. During any period when the holders of Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues (1) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of the Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (2) prior to the 2023 Annual Meeting, the additional directors shall be members of those respective classes of directors in which vacancies are created as a result of such increase in the authorized number of directors; and (3) each such additional director shall serve until the annual meeting at which ~~the~~ his or her term ~~of office of his class~~ shall expire and until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of such Preferred Stock or series, whichever occurs earlier. Whenever the holders of such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

Section 3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time~~, but only (1) for cause, and (2)~~ by the affirmative vote of the holders of a majority of the Voting Stock (1) but, until the 2023 Annual Meeting, only for cause and (2) beginning at the 2023 Annual Meeting, with or without cause; provided, however, that, in either case, if a proposal to remove a director is made by or on behalf of a Related Person or by a director who is not a Continuing Director as to all Related Persons, then in addition ~~to (1) and (2) above~~ the affirmative vote of the holders of a majority of the Voting Stock, such removal shall also require the affirmative vote of the holders of a majority of the Disinterested Shares.

Proposal 4(b)

Article VIII. Election of Directors

* * * * *

~~Section 4. Notice of Shareholder Nominees. Nominations of persons for election to the Board of the Corporation shall be made only at a meeting of shareholders and only (1) by or at the direction of the Board or (2) by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 4. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the meeting; provided, however, that in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For purposes of this Section 4, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within thirty (30) days from the original date shall be deemed for purposes of notice to be a continuation of the original meeting and no nominations by a shareholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Such shareholder’s notice shall set forth: (i) as to each person whom the shareholder proposes to~~

~~nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934, as amended, (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice (A) the name and address, as they appear on the Corporation’s books, of such shareholder, and (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder. Notwithstanding the foregoing, nothing in this Section 4 shall be interpreted or construed to require the inclusion of information about any such nominee in any proxy statement distributed by, at the direction of, or on behalf of the Board.~~

~~The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section 4, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.~~

* * * * *

Article XIV. ~~Shareholder~~ Stockholder Proposals at Annual Meetings

~~Business may be properly brought before an annual meeting by a shareholder only upon the shareholder’s timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the meeting as originally scheduled; provided, however, that in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For purposes of this Article XIV, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within thirty (30) days from the original date shall be deemed for purposes of notice to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such businesses was given to the Secretary of the Corporation for the meeting as originally scheduled. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business. Notwithstanding the foregoing, nothing in this Article XIV shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of the Board.~~

~~The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article XIV, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.~~

Nominations of persons for election to the Board and the proposal of business (other than nominations of persons for election to the Board) to be considered by the stockholders may be made at a meeting of stockholders only in the manner set forth in the Bylaws of the Corporation.

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and a Compensation Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for compensation committees. The following specific standards are utilized in determining whether a director shall be deemed independent:

•	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

•	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Tejon;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

•

neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

•

(a) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (b) the director does not have an immediate family member who is a current partner of such a firm; (c) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

•

the director is not, nor are any of the director’s immediate family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

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Tejon Ranch Co. C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Votes submitted electronically must be received by May 19, 2020 at 11:59 P.M., Eastern Standard Time. Online Go to www.investorvote.com/TRC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/TRC 2020 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR each of nominees listed and FOR Proposals 2, 3,4a, 4b, and 4c. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—Gregory S. Bielli 02—Anthony L. Leggio 03—Norman J. Metcalfe For Against Abstain For Against Abstain 2. Ratification of appointment of Deloitte & Touche LLP as theCompany’s Independent Registered public accounting firm forfiscal year 2020 3. Advisory vote to approve named executive officer compensation 4. Amendments to Certificate of Incorporation: 4a. Amendment to Declassify the Board and Provide for AnnualElection of Directors 4b. Amendment to remove Certificate of Provisions on the Submission of Nominations and Other Business at Shareholder meetings, which would be Governed Exclusively by the Bylaws 4c. Amendments to make Non-Substantive Changes to the Certificate of Incorporation* NOTE: To transact such other business as may properly come before the meeting or any adjournment therof *Proposal 4C. is conditioned on the approval of both Proposal 4a. and Proposal 4b. Therefore, unless shareholders approve both Proposal 4a. and Proposal 4b., Proposal 4c. will fail, even if it receives enough affirmative votes to pass independently. Proposal 4a. and Proposal 4b. are not conditioned on the approval of each other. Accordingly, each of Proposal 4a. and Proposal 4b. will pass if it independently receives enough affirmative votes. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.C1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 457996 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

2020 Annual Meeting Admission Ticket 2020 Annual Meeting Admission Ticket May 20, 2020, 9:00 am PST Hyatt Regency Newport Beach 1107 Jamboree Road Newport Beach, CA 92660 Upon arrival, please present this admission ticket and government-issued photo identification at the registration desk. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 20, 2020. The materials are available at: www.edocumentview.com/TRC Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TRC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Tejon Ranch Co. + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2020 The undersigned hereby appoints Norman J. Metcalfe and Gregory S. Bielli, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Shareholders of the Company to be held May 20, 2020 (the “2O2O Annual Meeting”), or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the 2020 Annual Meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals 3, 4a, 4b, and 4c. If any other matters properly come before the 2020 Annual Meeting, the persons named in this proxy will vote on such matters in their discretion. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +